   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 22, 2002



                                                              FILE NO. 333-74172

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                               AMENDMENT NO. 1 TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                LIFEPOINT, INC.
             (Exact Name of Registrant as Specified in Its Charter)


                     DELAWARE                                           33-0539168
 (State or Other Jurisdiction of Incorporation or          (I.R.S. Employer Identification No.)
                   Organization)
   1205 SOUTH DUPONT STREET, ONTARIO, CALIFORNIA                           91761
      (Address of Principal Executive Offices                           (Zip Code)


                             MS. LINDA H. MASTERSON
                                LIFEPOINT, INC.
                            1205 SOUTH DUPONT STREET
                               ONTARIO, CA 91761
                                 (909) 418-3023
           (Name, Address and Telephone Number of Agent for Service)

                                    COPY TO:

                             ROBERT W. BEREND, ESQ.
                              WACHTEL & MASYR, LLP
                              110 EAST 59TH STREET
                              NEW YORK, N.Y. 10022
                                 (212) 909-9602

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or reinvestment plans, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                                      PROPOSED MAXIMUM    PROPOSED MAXIMUM
             TITLE OF EACH CLASS OF                 AMOUNT TO BE       OFFERING PRICE         AGGREGATE           AMOUNT OF
          SECURITIES TO BE REGISTERED               REGISTERED(4)      PER UNIT(1)(3)      OFFERING PRICE    REGISTRATION FEE(2)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock $.001 par value, shares to be
  offered by selling stockholders...............      6,841,491             $4.30            $29,418,411           $2,706
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purpose of calculating the registration fee.

(2) Rounded to the nearest dollar.


(3) The closing sales price of the Common Stock as reported on the American Stock Exchange on February 15, 2002 was taken as the offering price of the shares and is used solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933.



(4) An indeterminate number of shares of the Common Stock are being registered pursuant to Rule 416 under the Securities Act to cover any adjustment in the number of shares issuable upon the conversion of the Series C convertible preferred stock or the exercise of the warrants as a result of any dilution resulting from stock splits, stock dividends or similar transactions.


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                6,841,491 SHARES


                                LIFEPOINT, INC.

                                  COMMON STOCK


     We, LifePoint, Inc., are not offering for sale any securities pursuant to this prospectus. Instead, all but four of the selling stockholders named in the list beginning on page 34 of this prospectus will be selling shares of our common stock as follows:



     - 2,719,801 shares which are issuable upon the conversion of 233,059 shares of our Series C convertible preferred stock which were sold to them as part of units in a private placement closed by us in June and September 2001,



     - 2,719,766 shares which are issuable upon the exercise of warrants which were purchased as part of the units,



     - 815,940 shares which are issued or which we estimate will be issuable upon the quarterly redemption of premium (in lieu of dividends) with respect to the shares of our Series C convertible preferred stock, and 11,352 shares which were issued in lieu of premium being redeemed with respect to certain of these shares, and



     - 99,505 shares which is our current estimate as to the shares which are issuable pursuant to a provision that calls for compensatory payments with respect to the securities sold in the private placement.



     In addition, six selling stockholders named in the list will be selling 475,127 shares of our common stock which are issuable upon the exercise of warrants issued in partial payment of a placement agent's fee and four finders' fees in connection with the above-mentioned private placement.



     The selling stockholders, or their pledgees, donees, transferees or other successors-in-interest, may offer the shares of our common stock for resale on the American Stock Exchange, in the third market, in isolated transactions, or in a combination of such methods of sale. Their shares may be sold at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors.



     Our common stock is currently listed on the American Stock Exchange under the symbol: LFP. On February 15, 2002, the closing sales price as so reported was $4.30 per share.



      THIS INVESTMENT INVOLVES A HIGH DEGREE OF RISK.   YOU SHOULD PURCHASE
SHARES ONLY IF YOU CAN AFFORD A COMPLETE LOSS. SEE "RISK FACTORS" BEGINNING ON PAGE 7.



     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.



                This prospectus is dated                  , 2002

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
Summary.....................................................    3
Risk Factors................................................    7
Use of Proceeds.............................................   19
Material Changes............................................   20
Plan of Distribution........................................   27
Selling Stockholders........................................   32
Interests of Named Experts and Counsel......................   45
Incorporation of Certain Information by Reference...........   45

                                    SUMMARY


     Because the following is a summary, it does not contain all of the information that may be important to you as a prospective purchaser of shares of our common stock from a selling stockholder. You should read this entire prospectus carefully, including the risk factors, and the periodic reports filed by us pursuant to the Securities Exchange Act of 1934 before you decide to purchase a share of our common stock. You may find a list of our current periodic reports under the caption "Incorporation of Certain Information by Reference" in this prospectus.


KEY QUESTIONS AND ANSWERS.

1. WHO ARE WE?


     We, LifePoint, Inc., are a Delaware corporation, with our corporate office and manufacturing plant at 1205 South Dupont Street, Ontario, California 91761. Our research and development facility is located at 10400 Trademark Street, Rancho Cucamonga, California 91730. Our telephone number is (909) 418-3000. You should make inquiries relating to this prospectus to Michele A. Clark, our Chief Accounting Officer, by writing to her at our Ontario, California address or by calling her at (909) 418-3000.


2. WHAT BUSINESS ARE WE IN?


     We have developed, are manufacturing and have now started marketing a saliva-based, on-site diagnostic test system that initially tests simultaneously for drugs of abuse and alcohol. We have identified 11 markets for our initial products. However, our initial focus is:



     - law enforcement/criminal justice for testing of drivers and suspects and for use in drug courts and in probation and parole hearings,



     - the industrial workplace for pre-employment and employee testing and



     - for emergency medical diagnostic applications.



     We are currently completing preparation for launch of our product. This includes the sales training of our personnel and that of our exclusive distributor to the law enforcement market in the United States. In addition, we are currently conducting testing of our first product at potential customer locations prior to the market launch of this product. Our first product uses technology licensed to us from the United States Navy and our own patented technologies. Our initial product, the LifePoint(R) IMPACT(TM) Test System, uses a person's saliva to test on-site, for the presence of alcohol and drugs of abuse, such as cocaine, heroin and marijuana. Our proprietary system consists of a small instrument with integrated software to automatically process the sample collection, test the sample and generate hardcopy test results. It requires a fully contained disposable saliva test module that consists of a mouthpiece for collecting the sample, connected to a test cassette that serves as an automatic sample collection device, sample processing and reaction/read chamber for up to ten different test analyses. Our initial target markets will be first law enforcement and subsequently the medical emergency room and the industrial workplace.



     We anticipate that the only obstacle to our not launching our product when currently contemplated (in late February 2002) would be a currently unanticipated problem relating to the performance of our product as revealed in our product tests at potential customer sites.

     In later years, we plan that, as our research and development efforts continue, we will make our non-invasive on-site diagnostic device available for other uses. Potential uses include long-term therapeutic drug monitoring, rapid diagnostic testing, disease-state testing and wellness/health screening.


3. WHAT IS OUR RECORD OF REVENUES AND EARNINGS?


     We had our first revenues ($22,910) in December 2001. We had no revenues prior to that date because we had not offered for sale any product or services. Through December 31, 2001, we incurred net losses of $34,303,558. We do not expect the marketing launch of the IMPACT Test System earlier than in late February 2002. Accordingly, we anticipate that our operational losses will continue through this quarter ending March 31, 2002 and probably for at least five additional quarters after the quarter in which we launch the product, if not longer.


4. DO WE NEED ANY GOVERNMENTAL APPROVALS TO BEGIN MARKETING?


     For us to market our testing device to hospitals and other medical facilities in the United States, we must first obtain clearance from the United States Food and Drug Administration (the "FDA"). We currently expect to submit our product to the FDA for clearance no later than during the quarter ending June 30, 2002. Based on the current average experiences of other companies as tracked by an industry group, we expect to get such clearance approximately 100 days later. However, we could be delayed in our submission. In addition, the FDA may not clear the product when submitted. In addition, even if this agency clears our product, we may receive this clearance later than we anticipate.



     Based on the FDA's regulations proposed in November 2000, we may also require FDA approval to sell to the industrial market in the United States. We and others are currently attempting to dissuade the FDA from finalizing this policy. However, we are simultaneously collecting clinical data in the event that we have to make an application to the FDA for clearance at the same time as we make our application for medical use as described in the preceding paragraph.



     We do not require any governmental approvals to market the IMPACT Test System to law enforcement agencies in the United States and to market our product outside the United States. We currently anticipate that we will have our market launch to the law enforcement market in late February 2002.



5. WHAT SECURITIES ARE WE OFFERING PURSUANT TO THIS PROSPECTUS?



     We are not offering any securities pursuant to this prospectus. Persons or entities who or which acquired units in our sixth private placement pursuant to Regulation D under the Securities Act of 1933 will make substantially all of the sales of shares of our common stock pursuant to this prospectus. These units consisted of shares of our Series C preferred stock (which shares are convertible into shares of our common stock) and warrants. We held three closings with respect to this offering -- on June 20, June 29 and September 28, 2001. We do not intend to offer or sell any additional units.



     An entity exercising three warrants and each of four entities and a person exercising a warrant will sell other shares of our common stock pursuant to this prospectus. All of these warrants were granted as partial compensation for serving as a placement agent or a finder in the private placement described in the preceding paragraph. In addition, the holders of our Series C preferred stock and the related warrants may also sell shares of our common stock when and if they receive these shares as compensatory payments with respect to their shares of our Series C preferred stock and warrants. All of these persons or entities (including three transferees of six entities) will be referred to in this prospectus as the "selling stockholders". They are named in the list beginning on page 34 of this prospectus. The selling stockholders also will include pledgees, donees, transferees or other successors-in-interest of the foregoing named persons or entities.



     The selling stockholders will offer, as of the date of this prospectus:



     - 2,719,801 shares when and if 233,059 shares of our Series C preferred stock are converted.



     - 815,940 shares which is our current estimate (of which 126,400 shares have been issued) as to the shares to be issued by us upon our quarterly redemptions of premium with respect to the 233,059 shares of our Series C preferred stock during the period which began September 30, 2001 and ends June 30, 2004.



     - 11,352 shares which were issued by us to the purchasers of the units on September 28, 2001 in lieu of our redeeming premium because of the long delay between their subscriptions and the closing.



     - 99,505 shares of our common stock which is our current estimate as to the shares which may be issued by us pursuant to the provision that calls for compensatory payments with respect to our Series C preferred stock and investor warrants.



     - 2,719,766 shares when and if the warrants we issued to the investors are exercised.



     - 444,792 shares when and if the warrants we issued to the placement agent are exercised.



     - 30,335 shares when and if the warrants we issued to finders or their transferees are exercised.



     The selling stockholders may, as an alternative to their offering pursuant to this prospectus the aggregate of 6,841,491 shares of our common stock, seek to sell such shares, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933.



     In addition to the above securities, the selling stockholders also own, as of the date of this prospectus, an aggregate of 160,857 shares of our Series C preferred stock and warrants to purchase an aggregate of 1,877,236 shares of our common stock. These other securities were also purchased in the aforementioned private placement and are held in escrow. They also own an aggregate of 103,308 shares of our common stock which we issued in redemption of premium and 834 shares of our common stock which we issued in lieu of redemption of premium which are held in escrow. None of the shares of our common stock relating to these escrowed securities are being offered by the selling stockholders pursuant to this prospectus. As the notes to the table beginning on page 38 of this prospectus indicate, certain of the selling stockholders beneficially own other shares of our common stock which are also not being offered pursuant to this prospectus.



6. WHAT IS THE OFFERING PRICE PURSUANT TO THIS PROSPECTUS?



     The selling stockholders have advised us that they will sell, from time to time, the shares of our common stock at the prices quoted for our common stock on the American Stock Exchange, in the third market, in isolated transactions, or in a combination of such methods of sale. They may sell their shares at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. Our common stock is currently listed on the American Stock Exchange under the symbol: LFP. On February 15, 2002, the closing sales price as so reported was $4.30 per share. The selling stockholders have also advised us that they may sell their shares, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933. There will be no underwriter's discounts or commissions, except for the charges to selling stockholder if he, she or it sells through his, her or its broker-dealer.



7. WILL WE RECEIVE ANY PROCEEDS AS A RESULT OF SALES OF SHARES PURSUANT TO THIS PROSPECTUS?



     We will not receive any proceeds from the sales of shares of our common stock by the selling stockholders pursuant to this prospectus. We may, however, receive $9,584,679 if all of the outstanding warrants we issued to the selling stockholders and not held in escrow as of January 31, 2002 are exercised. These warrants enable the holders to purchase an aggregate of 3,194,893 shares of our common stock. We cannot be certain as to when and if all of these warrants will be exercised. Nor can we be certain as to the amount of proceeds we will actually receive from exercises. Estimates are especially difficult because of provisions in the warrants we issued to investors which provide for reduction in the exercise price if we hereafter sell, with certain exceptions, our securities for a sales price less than the exercise price. In such event, the exercise price of these warrants is reduced to such lower sales price. In addition, holders may exercise on a "cashless basis" in most of the warrants. In a cashless exercise the holder is entitled to receive shares of our common stock having a market value equal to the net exercise value of the portion of the warrant being exercised. The holder makes no cash payment to exercise the warrant. The warrants specify the manner of calculating the number of shares of our common stock issuable in a "cashless" exercise.

                                  RISK FACTORS


     Before you invest in our common stock by purchasing shares from a selling stockholder named in this prospectus, you should be aware that there are various risks, including those that are described below. A list of the named selling stockholders may be found in this prospectus in the table beginning on page 34. You should consider carefully these risk factors, together with all of the other information included in this prospectus and in the periodic reports we have filed under the Securities Exchange Act of 1934, before you decide to purchase any shares of our common stock. For information as to how you may receive copies of our periodic reports, we direct your attention to the section captioned "Incorporation of Certain Information by Reference" in this prospectus.



     Some of the information in this prospectus may contain forward-looking statements. These statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward looking" information. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. These forward-looking statements could involve known and unknown risks, uncertainties and other factors that might materially alter the actual results suggested by the statements. In other words, our performance might be quite different from what the forward-looking statements imply.


THE FOLLOWING RISK FACTORS RELATE TO OUR OPERATIONS:


WE EXPECT OUR OPERATIONAL LOSSES TO CONTINUE FOR PROBABLY ANOTHER SIX QUARTERS.



     From the date we incorporated on October 8, 1992 through December 31, 2001, we have incurred net losses of $34,303,558. These losses were due to the fact we had no product or service to offer for sale or rental. As a result, we incurred only expenses without generating any revenues. We are about to launch our first product, which is called the IMPACT Test System. This device uses a person's saliva to test on-site for the presence in his or her body of alcohol and drugs of abuse, such as cocaine, heroin and marijuana.



     We intend no earlier than late February 2002 to have our market launch of our product to law enforcement agencies that are one of our three initial worldwide target markets. There will be no governmental approval required as a prerequisite for us to market to these potential users of our product. However, as we subsequently indicate under this caption "Risk Factors" there are certain legal challenges we must overcome to make our product fully acceptable in this market.



     For us to market our product in the United States to hospitals and other medical facilities (especially to medical emergency rooms which are our third initial worldwide target market), we must first obtain clearance from the Food and Drug Administration for our product. We currently expect to file our "510(k)" application for clearance with the FDA no later than during the quarter ending June 30, 2002. We currently expect to obtain FDA clearance not earlier than 100 days after submission.



     Our second initial target market will be industrial companies with safety sensitive positions. In November 2000, the FDA published draft guidance for workplace testing for drugs of abuse. In this document the FDA announced its intention to be consistent in its regulation of drugs of abuse screening tests used in the home, work place, insurance and sports settings. The FDA would, however, continue to defer oversight for law enforcement applications. Should the FDA adopt such regulations, despite our efforts and those of others to dissuade the FDA from doing so, such regulations would delay the start of our marketing to the industrial market in the United States until we comply. However, in anticipation of such adoption, we are preparing the clinical data which we believe, from our discussions with the FDA, this agency would require to approve our entry into the industrial market in the United States. We would seek this clearance from the FDA simultaneously with our seeking its approval of use of our product for medical purposes. Accordingly, we do not believe that any potential delay in marketing to the industrial market will be significant except if, as we shall note in the succeeding paragraph, we do not obtain the medical-user clearance, in the usual and customary time, for some currently unanticipated reason. In addition, we intend to market our product to law enforcement agencies and medical users in Europe prior to obtaining FDA approval for use in the United States. This program as planned could offset any loss in early revenues due to the delay, if it occurs, in marketing to the industrial market in the United States.



     We may not meet the schedule described in the preceding paragraphs, both as to our market launch and making our submission to the FDA. In addition, the FDA or a foreign government may not grant clearance for the sale of our product for routine screening and diagnostic operations. Furthermore, the clearance process may take longer than we project. Even if we do meet our schedule, we do not expect to produce product revenues on a regular basis until the middle of this quarter ending March 31, 2002 at the earliest when the product is formally launched. We, therefore, anticipate that our losses will continue for the balance of this fiscal year ending March 31, 2002. We also anticipate that we shall turn profitable not sooner than five quarters after the quarter in which the product is launched. We can estimate, but we cannot assure you, as to when our expected revenues will exceed expenses.



OUR TRANSITION TO AN OPERATIONAL COMPANY MAY STRAIN OUR MANAGERIAL, OPERATIONAL AND FINANCIAL RESOURCES.



     We expect to encounter the risks and difficulties frequently encountered by companies that have recently made a transition from research and development activities to commercial production and marketing. We have set forth below certain of these risks and difficulties under this caption "Risk Factors." As an example, our transition from a development stage company to a commercial company may strain our managerial, operational and financial resources. If our product achieves market acceptance, then we will need to increase the number of our employees, significantly increase our manufacturing capability and enhance our operating systems and practices. We cannot assure you that we will be able to effectively do so or otherwise manage our future growth.



WE MAY HAVE A NEED FOR ADDITIONAL FINANCING TO CONTINUE OR EXPAND OUR BUSINESS.



     As we previously reported in our recent periodic reports beginning with our Annual Report on Form 10-K for the fiscal year ended March 31, 2001, we required additional financing to bridge the gap between the time the IMPACT Test System would first be brought to market and the time the resultant sales would result in profitability. As reported under the caption "Material Changes" in this prospectus, in June and September, 2001, we realized $12,694,807 in proceeds (net of $1,092,278 in expenses related to this private placement). Because part of the proceeds from the offering ($5,629,995 as of January 31, 2002) are held in escrow against the achievement by us of two designated milestones by March 31, 2002, we could have to refund some or all of these proceeds held in escrow.

     We remain confident that we shall achieve both milestones by March 31, 2002 and, accordingly, obtain all of the escrowed funds. However, if such funds were not to be released to us, and if we did not find an alternative, we could have to suspend our operations. We could attempt to persuade the investors nevertheless to release some or all of escrowed funds. However, we cannot be certain that any or all will. We will, of course, seek contingent equity or debt financing against such an unanticipated event occurring. However, even after our product is launched, we cannot be certain that any such financing will be available to us. To assist us in bridging the gap between now and our obtaining the escrowed funds, our major stockholder (which is also one of the investors with securities and proceeds in escrow) has loaned us $1,500,000.



     We believe that, with



     - the net proceeds from the private placement described in the second preceding paragraph (assuming the release of all funds from escrow),



     - the marketing fee to be paid as described in the succeeding paragraph, and



     - the proceeds from standard commercial banking lines of credit which we are currently negotiating,



we shall have sufficient funds to complete our field trials and pilot studies, initiate our product launch and reach profitability. We expect to achieve profitability five quarters post product introduction. There can be no assurance that our estimate as to costs and timing will be correct. In addition, we may not be able to consummate standard commercial banking lines of credit on an acceptable and timely basis. Furthermore, if there are any delays in our marketing launch of our product in late February 2002 or in our obtaining FDA approval, or if there is a reduced rate of growth in our revenues from those we anticipate, we may require additional funding. In addition, if orders for our product come in faster than we anticipated, we could require additional financing to expand our manufacturing, sales and other capabilities. Our inability to meet any such increased demand could result in the cancellation of orders and thus delay the attainment of profitability.



     We have entered into a strategic partnering agreement with CMI, Inc. to distribute our products exclusively to the law enforcement market in the United States and Canada. As part of this agreement, CMI is obligated to make minimum payments of approximately $5,000,000 to us over a two and one-half year period. Additionally, we continue to pursue additional strategic partnering for our other markets. However, we can not give you any assurance when and if any such arrangement will be made or as to the revenues it would generate.



     We have also investigated the possibility of an underwritten public offering. We had received expressions of interest from several well-known, top-tier firms, but only on a post-revenue basis. However, because currently the market is not generally receptive to public offerings, we can give you no assurance that stock market conditions in 2002 will be receptive to a public offering by us, should we require additional financing.



     In addition, competitive conditions in our industry may make us less attractive to potential investors. For additional information on our potential competition, we recommend that you read the third succeeding section under this caption "Risk Factors."



     If all of our common stock purchase warrants which were outstanding, and which were not held in escrow, and all of our stock options which were outstanding, on January 31, 2002 were subsequently exercised for cash, we would realize $29,337,011 and

$6,743,364, respectively, in gross proceeds. However, we cannot be certain as to when and if these warrants and options will be exercised by the respective holders. We cannot project at what time there will be a sufficient spread between the exercise price and the market price of our common stock so as to induce the holder to exercise. In addition, most of the outstanding stock options are not currently exercisable as to all of the shares of our common stock subject thereto and certain of the warrants are not currently exercisable at all. Certain of the warrants are exercisable on a "cashless" basis. Accordingly, we cannot rely on these exercises as a source of financing.



     We recognize that, without the additional financing if required, we cannot bridge the gap between the commencement of marketing and when, if ever, we begin to operate on a profitable basis. Unless we obtain such additional financing (if required) and achieve profitability, your investment in our company may become a complete loss. We can give you no assurance as to achieving additional financing or profitability.



ADDITIONAL FINANCINGS WILL FURTHER DILUTE OUR EXISTING STOCKHOLDERS.



     Since October 1997 when we obtained our independence from our former parent, we have consummated six private placements to finance our operations. As a result, we have issued, or will issue (when and if shares of our preferred stock are converted and warrants are exercised), an aggregate of 35,492,206 shares of our common stock related to these private placements. Such issuances do not give effect to any shares we may issue in the future in redemption of premium with respect to our outstanding shares of our Series C preferred stock or as compensatory payments. The 35,492,206 shares may represent a 486.4% increase from the 7,297,206 shares of our common stock outstanding before the first private placement. Any further issuances due to additional equity financings will further dilute our existing stockholders.



UNEXPECTED PROBLEMS AS TO HOW OUR PRODUCT FUNCTIONS CAN DELAY OUR RECEIPT OF REVENUES AND ULTIMATELY OUR ATTAINING PROFITABILITY.



     We have experienced delays in launching our product because of unanticipated performance problems that have arisen first in our own testing in our research and development facility and later at beta sites. We had made a commitment to ourselves and to our stockholders and prospective customers not to release our product for sale until we are confident that our product meets or exceeds our customer's expectations. In many markets, we shall get only one chance with a customer. If a customer's initial experience with a product is not good, it is very difficult to go back a second time. Accordingly, when a product performance problem surfaced, we had no choice except to delay the release.



     By delaying the time of our product launch, these product problems have delayed our receipt of revenues. They may have also increased our need for additional financing. And with the delay in our receiving revenues, our opportunity to achieve profitability was delayed even longer. Based on the data we have collected to date, we strongly believe that our current testing at customer locations will not reveal any material product problem that would delay our intended product launch in late February 2002. However, there is always such a possibility as has been our past experience and that of other companies introducing new products.



     Some examples of our past problems and the delays which they caused us are as follows:



     - In February of 2001 we ascertained that our mold materials were not working together. As a result of the cooperation of our mold design contractor and our dedicated engineering group, we redesigned these combinations. However, to do so caused a six-week slip in our timeline. We reported this problem and the expected delay to our stockholders by letter in March 2001.



     - In April of 2001 we ascertained, during field tests, a problem with how the mouthpiece collected saliva. We had to halt these field evaluations until we could ascertain the cause. We quickly found that our supplier had made, without our knowledge, a change in the materials used in the production of the mouthpiece tips. We developed three alternative approaches. One of these required some re-design of the mouthpiece molds. This work took several weeks to implement and then we first had to validate the results. As we anticipated to our stockholders by letter in May of 2001, this caused a delay of six weeks before we could then start field evaluations again. However, thanks to the significant efforts of our development team, the cooperation of our outside vendors and the help of our clinical investigators, we quickly diagnosed the problem and implemented a solution.



     - In September of 2001, we had collected enough final test data to indicate that we had to make additional engineering modifications to the final product design. These modifications forced us to delay our intended product launch from the end of September to the end of the year. We reported this to our stockholders by letter in October of 2001. If the resolution was to be limited to only a simple engineering redesign, then we would have been delayed for only a few weeks to a month at most. Unfortunately, the engineering redesign did not completely resolve the problem. We had to add several changes to our plastic molds. Keep in mind that even a minor mold change can take several months to design, implement, test and validate. We are now testing products made from these modified molds. We strongly believe that we have now overcome our last pre-launch product problem and that we will launch our product in late February 2002. We reported this to our stockholders by letter in January 2002.



     Your attention is also directed to the possible delays at the FDA described in the fourth preceding section under this caption "Risk Factors".



WE WILL FACE COMPETITION FROM NEW AND EXISTING DIAGNOSTIC TEST SYSTEMS.



     We will compete with many companies of varying size that already exist or may be founded in the future. Substantially all of their current tests available either use urine or blood samples as a specimen to test for drugs of abuse or use breath, saliva, or blood samples to test for alcohol.



     With respect to our testing for the presence of drugs of abuse in saliva, we will face competition from Avitar, Inc., OraSure Technologies, Inc., AnSys, Inc. and Cozart Bioscience, Ltd. Each of these companies is marketing, or will soon be marketing, an on-site drug screening, qualitative (yes/no) test for saliva. Each is a lateral flow membrane system. Such system, which is similar to home pregnancy tests, allows a specimen to flow across a treated test strip (membrane) and produces a visible test result on a portion of the test strip. This type of test gives results in under 30 minutes. We believe that the limitations of the technologies used by these four companies will negatively impact their ability to sell into our target markets. We believe that none of their products, as currently available, will be evidentiary in the law enforcement and industrial markets because each such product is not quantitative and some are non-instrumented. Non-instrumented test results are subjective to user interpretation. In addition, the results cannot be stored for later use in court. Accordingly, these tests lack the hard, objective data required for defense in court. In medical emergency markets, we believe that their products will not provide the needed quantitative results. Additionally, we believe that the type of on-site technology used by these four companies is less sensitive than the instrumented flow immunosensor technology we have developed and not sensitive enough to detect certain drugs at levels that are found in saliva. (Flow immunosensor technology is a process by which a specimen flows through a mico-column device containing the test reagent, a reaction occurs and, as a result of the immunoassay reaction, the molecules to be tested in the sample solution cause a signal which is read by a sensor.) Lastly, none of these products can simultaneously test for drugs of abuse and alcohol. We, accordingly, believe that our product is superior to the products these four companies are currently marketing, or will soon be marketing. However, we could be incorrect in our assessment of their products. In addition, even if we are correct in our assessment, one or more of these companies could attempt to modify its product to meet our criticisms. In either of these events, one or more of these products could significantly impact our ability to sell our product.


     In addition, we recognize that other products performing on-site testing for drugs in blood or saliva may be developed and introduced into the market in the future.


     With respect to urine testing for the presence of drugs of abuse, we shall face as competitors BioSite Diagnostics Inc., Syva Company (a division of Dade International Inc.), Roche Diagnostics (a division of Hoffman La Roche, Inc.) and at least five other major pharmaceutical companies. All of these competitors currently use urine as the specimen for on-site drug testing. Almost all of these prospective competitors have substantially greater financial resources than we do to develop and market their products.


     With respect to testing for the presence of alcohol, we will compete with CMI, Inc., Intoximeters, Inc., Draeger Safety, Inc., and other small manufacturers.


     Our marketing analysis has indicated a greater market potential for a saliva sample portable testing instrument for drugs of abuse by law enforcement agencies, occupational health clinics, hospitals and other medical facilities than for a urine sample instrument. That is because our initial product is intended to test whether the person is currently under the influence of drugs of abuse or alcohol. In addition, saliva collection is observable by the person administering the test, unlike urine testing. Accordingly, the use of saliva has been shown to eliminate the recent problems due to alteration and substitution of urine specimen testing for drugs. Depending on the substance being used, differences in the individual being tested and dose and time differences, "currently" in our product indicates drug use from minutes after the drug was taken to 18 to 24 hours after drug use. Urine testing, on the other hand, provides drug use from about six to eight hours after the drug was taken to between two to five days post drug use. Our product is ideal for driver testing for "under-the-influence" testing and drug overdose testing in medical emergency rooms. Our product is also ideal for current employee testing for random, post-accident and for cause testing where the employer is interested in whether or not the employee is currently under the influence of drugs or alcohol while on the job. However, for pre-employment testing, employers have historically wanted the longer window of detection provided by urine testing, or even hair testing. Accordingly, the current results of the IMPACT System may not be as attractive to employers for use in pre-employment testing. Our current product may, thus, have limited appeal for such use.



     We believe that our IMPACT Test System will be unique because, to our knowledge, no company is currently offering a simultaneous test for drugs and alcohol using saliva as a specimen. Orasure Technologies, Inc. currently does have a lab-based saliva drug test and a separate onsite, non-evidential, saliva-based alcohol screen test. We are not aware of Avitar, AnSys or Cozart also offering a product that tests for alcohol using saliva as the test medium. In addition, we are not aware of any products that can deliver an immediate "blood comparable" quantitative drug test that indicates current impairment in a person from the National Institute of Drug Abuse list of drugs of abuse (the so called "NIDA-5"). However, as indicated earlier, by the time we have the product launch of our product (currently anticipated to be no earlier than late February 2002), we already have some competition to our product also using saliva as a specimen for testing. This competition is in addition to that of the companies already using urine as the specimen for testing. Furthermore, because of the time frame it has taken for us to bring our product to market, our competition may have developed name recognition among customers that will handicap our future marketing efforts.



OUR FAILURE TO COMPLY WITH THE SUBSTANTIAL GOVERNMENTAL REGULATION TO WHICH WE ARE SUBJECT MAY ADVERSELY AFFECT OUR BUSINESS.



     We have already directed your attention to the fact that we cannot market our saliva based testing device to hospitals and other medical facilities unless we have FDA approval. We have also pointed out the proposed FDA regulations relating to marketing to the industrial market in the United States. Your attention is directed to the section entitled "We expect our operational losses to continue for probably another six quarters" under this caption "Risk Factors."



     In addition, the United States Department of Health and Human Services on February 28, 1992 promulgated regulations implementing the Clinical Laboratory Improvement Amendments of 1988. These regulations were to become effective September 1, 1992. The proposed regulations would require that all employment drug testing, including on-site testing, be processed by a federally approved laboratory. On August 28, 1992, the Department announced that the application of the statute to workplace testing would not go into effect on September 1, 1992 because of comments made on the final regulations. If the regulations are not adopted, on-site drug testing in the workplace will continue to be exempt from the statute. If the regulations are adopted, although we can obtain access to a forensic laboratory, we believe that the consequences of adoption of the regulations could add to a potential customer's costs. Accordingly, this could have a material adverse impact upon our business with respect to employment testing in the private sector. However, we designed our product in such a way that we believe that our product will be exempt from the proposed regulations, even if the regulations are adopted in the current form. We cannot give you any assurance that the Department of Health and Human Services or the FDA will agree.


     We do not believe that federal, state and local provisions which have been enacted or adopted regulating the discharge of material into the environment, or otherwise relating to the protection of the environment, will have any material effect upon our capital expenditures, potential earnings and our competitive position.


WE MAY NOT BE ABLE TO EXPAND OUR MANUFACTURING OPERATIONS ADEQUATELY OR AS QUICKLY AS REQUIRED TO MEET EXPECTED ORDERS.



     We first began our manufacturing process in January 2001. We have completed the pilot or initial stage of manufacturing with respect to both the instrument and the saliva test modules. We have initiated the process scale-up and the automation phase of saliva test module manufacturing. We anticipate that it could take up to 12 months to complete the full automation of the saliva test modules. However, we have not as yet made any significant deliveries of our product. Accordingly, we have not as yet demonstrated the ability to manufacture our product at the capacity necessary to support our expected commercial sales. In addition, we may not be able to manufacture cost effectively on a large scale.



     We expect to conduct all manufacturing of the disposable cassettes at our own facility. In addition, we intend to continue to assemble the instrument for at least another four to six months or more. If our facility or the equipment in our facility is significantly damaged or destroyed, we may not be able to quickly restore manufacturing capacity. We have engaged an OEM supplier to final assemble the instrument in conjunction with our own in-house assembly. Our current timetable for transfer of some of the final assembly is four to six months. We could, accordingly, turn over instrument assembly to a number of qualified OEM instrument assembly suppliers in the event of such problems at our facility. We can use another manufacturer for the final assembly of our instrument because the subassemblies and other components are furnished by other suppliers. Accordingly, any capable electronics manufacturer would have the capability to produce this type of equipment. We have identified several potential electronic manufacturers as potential alternatives to our initial OEM supplier should we so require. However, the cassette is a proprietary device developed by us and, accordingly we are not currently aware of any alternative manufacturer for the cassette.



     We have devoted a significant portion of our capital budget for the fiscal year ending March 31, 2002 to reduce our cost of goods for the disposable cassette and automating our manufacturing facility in an effort to continue to lower our initial manufacturing costs. We are optimistic as to the results of these efforts. Nevertheless, we cannot assure you that these efforts will result in the manufacturing cost savings we anticipate and when these savings, if obtained, will be reflected in our financial statements.



OUR DEPENDENCE ON THIRD-PARTY SUPPLIERS FOR CRITICAL SUPPLIES MAY IMPACT OUR OPERATIONAL RESULTS.



     We are initially only performing the final assembly of the instrument and critical sub-assemblies are being manufactured by OEM suppliers. Our dependence on third parties for the manufacture and supply of instrument and cassette product components could have a material adverse effect on our profit margins and our ability to deliver our products on a timely and competitive basis if these third parties were to terminate production of the components, fail to comply with FDA regulation or be subject to unforeseen adverse results. To offset any adverse impact as a result of a default by any such supplier, we have purchased a one-year supply of all critical materials. In addition, we have identified one or more second sources for each current supplier. Accordingly, we do not anticipate that our manufacturing process will be negatively impacted by the loss of any one supplier. In addition, we rely on standing purchase orders and master purchase agreements with our vendors. Accordingly, we do not anticipate losing any time because of protracted contractual negotiations. One risk, however, is that until the second source begins manufacturing at an acceptable rate, there could be a short delay in our meeting our delivery schedule to customers.

OUR DEPENDENCE ON CMI, OUR STRATEGIC PARTNER TO MARKET TO THE LAW ENFORCEMENT MARKET, MAY ADVERSELY AFFECT OUR INITIAL MARKETING EFFORTS IF CMI DOES NOT SELL IN THE QUANTITIES ANTICIPATED.



     As already indicated, our initial target market in the United States will be the law enforcement market. On June 4, 2001, we entered into an exclusive three-year, renewable, distributorship agreement with CMI, Inc. to distribute the IMPACT Test System to such market in the United States and Canada. We selected CMI because it is the marketing and manufacturing leader for evidentiary and screening breath alcohol testing instruments in this country. Nevertheless, CMI may not be able to sell the quantities of IMPACT Test Systems of which we believe that CMI is capable. In such event, we would be required to seek another distributor or increase our own internal selling staff. We can give you no assurance as to how quickly or successfully these alternative methods of product distribution will be implemented. CMI's obligation to pay minimum fees on an annual basis if during the first two years it fails to meet certain designated minimum sales levels will offset this failure by CMI to market. The risk to us is, of course, that, if MPD Inc., CMI's parent corporation, became bankrupt or had similar financial problems, this would prevent CMI from paying these minimum fees. Another risk is that CMI can terminate the agreement as indicated in the second following paragraph. Otherwise we believe that CMI will pay us approximately $5,000,000 during the first two and one-half years of the agreement.



     The three-year term does not begin until general marketing of our IMPACT Test System begins. Our agreement with CMI is automatically renewable unless CMI or we give notice to the other 180 days prior to the end of the initial term.



     CMI has the option to terminate the distribution agreement with us:



     - if we fail to supply at least 50% of CMI's orders for our product continuously over any three-consecutive-month period immediately preceding CMI's notice of default to us;



     - if any information which we furnish to CMI is found to be materially false or fraudulent;



     - if we materially breach the agreement and fail to cure such breach within ten days after CMI's notice to us; or



     - if we file a petition in bankruptcy or a petition is filed against us and not dismissed in 60 days, we make an assignment for the benefit of our creditors, or we are insolvent and a receiver is appointed for us.



LEGAL PRECEDENT HAS NOT YET BEEN ESTABLISHED FOR UPHOLDING THE RESULTS OF LIFEPOINT'S DIAGNOSTIC TEST SYSTEM.



     The legal precedents for performing drug and alcohol testing in both law enforcement and the industrial workplace have been well established. Blood and urine testing are the currently accepted standard samples for drugs. Blood, breath and saliva are the currently accepted standard samples for alcohol. However, several saliva-based drug tests are beginning to be used. Our product meets the Daubert and Frye standards of admissibility of scientific evidence in court, which have been adopted in all 50 states. These standards require acceptance of the product or technology by members of the scientific community and proven performance equal to currently used methods. We anticipate that the peer-reviewed papers we have presented over this past year and the papers that we will publish from our field evaluations currently being completed will meet this requirement prior to the first legal challenge to our product. However, we cannot assure you that our technology will be accepted. Until our product is challenged in court, legal precedence will not have occurred.



     The desire to use saliva for drug testing in the workplace market is very strong. As an example, SAMHSA, the federal agency that regulates drug testing on federal safety-sensitive workers, has indicated that it is in the process of adding saliva to the menu of applicable technologies for drug testing of federal safety sensitive personnel. There are few state laws limiting the use of saliva for workplace testing. Currently, saliva or other bodily substances testing of employees for drugs is permitted in all states but one.



     State laws are being revised on an ongoing basis to allow law enforcement officers to use saliva as a specimen for testing for drivers under the influence of drugs or alcohol. Currently, saliva and other bodily substance testing for DUI testing with consent is permitted in all states, but will be subject to a variety of factors. Saliva or other bodily substances for DUI testing for drugs or alcohol under implied consent is permitted in 24 states. Additional efforts will be needed to change the laws in states which have not adopted saliva as a test specimen. We believe this change will occur because law enforcement officials are anxious to have a non-invasive test method for drug testing and are willing to support legislation. We are currently working on draft legislation for this joint effort. Nevertheless, we cannot assure you as to when and if this legislation will be adopted in the other states.



     Lastly, the National Highway and Traffic Safety Administration must approve alcohol test products for Department of Transportation use, either as a screening method or an evidentiary method. We believe that our product meets the requirements of an evidentiary product. Nevertheless, because we have not yet submitted our product for approval, we cannot guarantee acceptance by the governmental agency.


OUR EFFORTS TO LEGALLY PROTECT OUR PRODUCT MAY NOT BE SUCCESSFUL.


     We will be dependent on our patents and trade secret law to legally protect the uniqueness of our testing product. However, if we institute legal action against those companies that we believe may have improperly used our technology, we may find ourselves in long and costly litigation. This result would increase our costs of operations and thus adversely affect our results of operations.


     In addition, should it be successfully claimed that we have infringed on the technology of another company, we may not be able to obtain permission to use those rights on commercially reasonable terms. In any event, payment of a royalty or licensing fee to any such company would also add to our costs of operations and thereby adversely affect our results of operations.


WE MAY BE SUED FOR PRODUCT LIABILITY RESULTING FROM THE USE OF OUR DIAGNOSTIC PRODUCT.



     We may be held liable if our IMPACT Test System causes injury of any type. We have obtained product liability insurance to cover this potential liability. However, assuming a judgment is obtained against us, our insurance may not cover the potential liabilities. Our policy limits may be exceeded. We currently believe that the amount of our coverage is adequate for the potential risks in these areas. If we are required at a later date to increase the coverage, we may obtain the desired coverage, but only at a higher cost.

WE MAY NOT BE ABLE TO OPERATE SUCCESSFULLY OUR BUSINESS IF WE LOSE KEY PERSONNEL OR FAIL TO ATTRACT SKILLED PERSONNEL.


     We believe that our success in the future will depend on the continued services of our senior management team and other personnel, as well as our ability to attract and retain skilled personnel. The loss of any of our senior management team or other key employees, or our failure to attract and retain the necessary scientific, manufacturing, sales and marketing personnel could have a material adverse effect on our business, results of operations and financial condition.


WE MAY NOT BE ABLE TO ESTABLISH SALES AND MARKETING CAPABILITIES NECESSARY TO EXPLOIT WHAT WE BELIEVE IS A GREAT POTENTIAL FOR OUR PRODUCT.

     We are currently in the process of building up our marketing and sales capabilities. In addition, we have engaged a strategic partner to sell our product in the law enforcement market, one of our three initial target markets. However, we may not be able to add the additional marketing and sales personnel we require. In addition, we may not be able to engage a second strategic partner to market our product in certain segments of the industrial marketplace as we currently contemplate. We also may not obtain the distribution capabilities we require in foreign markets. Finally, even if we have the personnel and the strategic partners and distributors, we cannot be certain as to how quickly, if at all, the different marketplaces will accept our product.


THE FOLLOWING RISK FACTORS RELATE TO OUR COMMON STOCK:



FUTURE SALES MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.



     Of the 32,161,178 shares of our common stock outstanding on January 31, 2002, the holders could sell all but (1) an aggregate of 137,752 shares issued as a result of the securities which we sold in June and September 2001 and (2) an aggregate of 104,142 shares held in escrow. Holders subsequently became eligible to sell the aggregate of 137,782 shares pursuant to this prospectus. Of the shares eligible for sale, as of January 31, 2002, holders selling pursuant to the exemption of Rule 144 under the Securities Act of 1933 would be limited in the number of shares each sold in each three-month period by paragraph (e) of such Rule.



     As of January 31, 2002, there were 3,270,165 shares reserved for issuance upon the exercises of stock options granted or to be granted pursuant to either our 1997 stock option plan or our 2000 stock option plan. Stock options were exercisable on such date, or will become exercisable within 60 days thereafter, to purchase an aggregate of 643,652 shares. All of the shares issuable upon the exercises of stock options pursuant to these two plans have been registered under the Securities Act of 1933 for issuance by us to the respective optionees. Accordingly, unless the optionee is an "affiliate" of our company as such term is defined in Rule 405 under the Securities Act of 1933, he or she may, after exercise of a stock option, resell the shares received upon exercise without delivering a "reoffer" prospectus. Consistent with the practice of other public companies, we filed on August 9, 2001 a reoffer prospectus so that directors, executive officers and significant employees of our company holding stock options, or who exercised stock options, may resell their shares of our common stock immediately as other employees may do.



     In addition, as of January 31, 2002, we had reserved an aggregate of 6,232,819 shares for the exercises of certain outstanding common stock purchase warrants. The subject warrants do not include the common stock purchase warrants held by the selling stockholders or those held by our two principal operating officers. The subject warrants expire on various dates ranging from December 7, 2002 to September 6, 2006. They have exercise prices ranging from $.50 to $4.77 per share. They were all exercisable as of January 31, 2002. The shares of our common stock issuable upon exercises of these warrants to purchase an aggregate of 1,688,744 shares have not been registered under the Securities Act of 1933. Accordingly, these shares will be "restricted securities" as such term is defined in Rule 144 (a)(3) under the Securities Act of 1933 after issuance. The holder (including an affiliate of our company) may, one year after the exercise of any such warrant, resell his, her or its shares received upon any such exercise pursuant to the exemption from registration of Rule 144 under the Securities Act of 1933. We have registered in another registration statement (File No. 333-65536) under the Securities Act of 1933 for resale by the holders the remaining 4,544,075 shares issuable upon the exercises of the subject warrants.



     We are unable to predict the effect that sales into the market of shares of our common stock made under Rule 144 or otherwise and the delayed sales into the market of shares subject to the outstanding stock options and the warrants may have on the then prevailing market price of our common stock. It is likely that market sales of large amounts of these shares of our common stock or of the 6,841,491 shares offered, as of the date of this prospectus, for resale by this prospectus (or the potential for those sales even if they do not actually occur) may have the effect of depressing the market price of our common stock.



WE DO NOT ANTICIPATE PAYING DIVIDENDS COMMON STOCK IN THE FORESEEABLE FUTURE.



     We intend to retain future earnings, if any, to fund our operations and expansion of our business. In addition, our expected continuing operational losses and our Series C preferred stock will limit legally our ability to pay dividends on our common stock. Accordingly, we do not anticipate paying cash dividends on shares of our common stock in the foreseeable future.



OUR BOARD'S RIGHT TO AUTHORIZE ADDITIONAL SHARES OF PREFERRED STOCK COULD ADVERSELY IMPACT THE RIGHTS OF HOLDERS OF OUR COMMON STOCK.



     Our board of directors currently has the right, with respect to the 2,570,000 shares of our preferred stock not designated as our Series C preferred stock, to authorize the issuance of one or more additional series of our preferred stock with such voting, dividend and other rights as our directors determine. Such action can be taken by our board without the approval of the holders of our common stock. The sole limitation is that the rights of the holders of any new series of preferred stock must be junior to those of the holders of the Series C preferred stock with respect to dividends, upon redemption and upon liquidation. Accordingly, the holders of any new series of preferred stock could be granted voting rights that reduce the voting power of the holders of our common stock. For example, the preferred holders could be granted the right to vote on a merger as a separate class even if the merger would not have an adverse effect on their rights. This right, if granted, would give them a veto with respect to any merger proposal. Or they could be granted 20 votes per share while voting as a single class with the holders of the common stock, thereby diluting the voting power of the holders of our common stock. In addition, the holders of any new series of preferred stock could be given the option to be redeemed in cash in the event of a merger. This would make an acquisition of our company less attractive to a potential acquirer. Thus, our board could authorize the issuance of shares of the new series of preferred stock in order to defeat a proposal for the acquisition of our company which a majority of our then holders of our common stock otherwise favor.

     Our certificate of incorporation also provides for a classified board -- one third of the directors to be elected each year. Accordingly, at least two successive annual elections will ordinarily be required to replace a majority of the directors in order to effect a change in management. Thus, the classification of the directors may frustrate a takeover attempt which a majority of our then holders of our common stock believe to be in the best interest of our company.



     These are the only two provision in our certificate of incorporation or bylaws which could be used by us as an anti-takeover device. In addition, the obligation to comply with the procedures of Section 203 of the Delaware corporate statute, which governs our company, may discourage certain potential acquirors which are unwilling to comply with its provisions. At a minimum we believe such statutory requirements may require the potential acquirer to negotiate the terms with our directors. We believe that will be beneficial to our stockholders.


                                USE OF PROCEEDS


     We will not receive any proceeds upon the subsequent sales by the selling stockholders of the 6,841,491 shares of our common stock offered by this prospectus. If the common stock purchase warrants outstanding as of January 31, 2002 to purchase an aggregate of 3,194,893 shares of our common stock held by the selling stockholders and offered for resale pursuant to this prospectus are exercised in their entirety, we will receive $9,584,679 upon such exercises. Because of the uncertainty as to when and if any of these warrants will be exercised and as to which "cashless" exercises will be made, we intend to use any proceeds from these exercises for working capital purposes.

                                MATERIAL CHANGES

SERIES C PREFERRED STOCK


     A copy of our certificate of designation containing the terms and conditions governing our Series C convertible preferred stock was filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended March 31, 2001. In addition to your reading the description which follows in this section of this prospectus of this security's material terms and conditions, you may wish to read this exhibit. To obtain a copy, your attention is directed to the section entitled "Incorporation of Certain Information by Reference" in this prospectus.


(1) GENERAL


     On June 20, 2001, we sold, at $35,000 per unit, to 11 accredited investors an aggregate of 228.007 units. Each unit consisted of 1,000 shares of a newly-designated series of our preferred stock, which we designated as the Series C convertible preferred stock, and a common stock purchase warrant expiring June 19, 2006 to purchase then 10,000 shares of our common stock at $3.50 per share. We shall refer to these common stock purchase warrants as the "investor warrants" so as to distinguish them from other common stock purchase warrants we have issued, including those issued to the placement agent and finders in the offering.



     430,000 shares of the 3,000,000 authorized shares of our preferred stock were designated as the Series C preferred stock in order to cover not only the original sale by us, but also subsequent sales after the original issuance on June 20, 2001. On June 29, 2001, we sold an additional 85.713 units at the same purchase price per unit to the three holders of our then designated Series B 20% cumulative convertible preferred stock. These holders surrendered these shares and the related common stock purchase warrants as their payment for such units. These three holders were among the 11 purchasers on June 20, 2001. The exchange was contemplated at the date of the initial closing.



     On September 28, 2001, we sold an additional 80.196 units at the same purchase price per Unit to 16 accredited investors. We, accordingly, had sold an aggregate of 393,916 units. We realized $12,694,807 in proceeds (net of $1,092,278 in expenses) from this offering.



     As of August 16, 2001, we and the purchasers agreed that a holder could convert a share of our Series C preferred stock at an initial conversion price of $3.00 (not $3.50) into 11.67 shares (not 10 shares) of our common stock. In addition, we and the holders agreed to reduce the exercise price of our investor warrants from $3.50 to $3.00 per share. A holder would also receive 11,670 shares, not 10,000 shares, upon exercise of an investor warrant included in a unit. Furthermore, we and the holders agreed to delete the provision requiring quarterly resets of the exercise price of our investment warrants based on the market prices for our common stock during the first year. The changes to our Series C preferred stock were to become effective only if the related certificate of designation governing the terms and conditions were so amended. This action would have required our obtaining the consent or approval of the holders of a majority of the outstanding shares of our common stock. It also would have given rise to a great expense to us. However, the investors agreed, as of November 21, 2001, to waive the requirement of an amendment to the certificate of designation. Instead, we have agreed by contract with the investors to give them the right to convert their shares of our Series C preferred stock on the amended basis described above. Such agreement is permitted by Delaware law which governs our company. The investors also agreed that we could make compensatory payments in shares of our common stock, rather than in cash, if we defaulted in the performance of our registration commitments to the investors.



     There were outstanding, as of January 31, 2002, an aggregate of 393,916 shares of our Series C preferred stock (convertible into an aggregate of 4,597,002 shares of our common stock) and investor warrants to purchase an aggregate of 4,597,002 shares of our common stock.



(2) ESCROW ARRANGEMENT



     Pursuant to an escrow agreement, unless waived as indicated below, 50% of the proceeds, the shares of our Series C preferred stock and the investor warrants were to be held in escrow. They would be released upon achievement by our company of the following two milestones:



          (a) (i) confirmation that we had sold at least an additional 57 units for an aggregate of at least 370.720 units (which was completed in September 2001) and



             (ii) receipt of validation from an independent third party that the IMPACT Test System produces data and functions as expected to be outlined in a 510(k) application to be submitted to the FDA, and



          (b) confirmation that we have received bona fide orders for the sale of the IMPACT Test System in an amount not less than $250,000.



     Any holder of the Series C preferred stock may, at any time, waive compliance with either milestone. Such a waiver releases from escrow the corresponding proceeds to us and the securities to the investor. Purchasers of
38.625 of the 80.196 units at the closing held on September 28, 2001 waived having their securities and their purchase price amounts held in escrow. Purchasers of 33.571 units subsequently waived escrow. Upon non-achievement of a milestone, a holder can request that its purchase price then held in escrow be refunded to the holder. In such event the related escrowed securities would be cancelled.



     On September 28, 2001, we sold more than the number of units required by the first milestone. The independent evaluator was to be selected by 70% of the investors holding 42,857 shares or more of the Series C preferred stock. In December 2001, these investors selected Owen & Associates, Inc. as the independent third party to make the evaluation of the IMPACT Test System. We provided to this third party the complete FDA package on the internal data for all of the assays (accuracy, precision, specificity, cross-reactivity, interference and stability) that is usual and customary for FDA approval and all of the field data collected to the date of delivery. The independent consultant subsequently requested that we provide additional field data for three of the drug assays to enable the consultant to make the required determination. The investors with escrowed securities and financing proceeds agreed to extend the deadline for achievement of the first milestone from January 15, 2002 (as previously changed from December 31, 2001) to March 31, 2002 to give us time to provide the additional data requested by the consultant. The new deadline is concurrent with the deadline for our achieving the second milestone. In addition, certain of the investors offered a $1,000,000 credit facility to us. Unless the condition is waived by these holders, we must achieve this first milestone before we can claim achievement of the second milestone even if we have product orders in excess of $250,000.

     We estimate that we need to receive bona fide orders for approximately 30 systems to achieve the $250,000 in orders milestone. There is no limitation on the source of these orders. We may obtain the orders from our exclusive distributor to the law enforcement market or from our other distributors. They may be domestic or international orders.



     As of January 31, 2002, the following were held in escrow:



     - $5,629,995 of the purchase price amounts paid for the units,



     - 160,857 shares of the Series C preferred stock (which are convertible into an aggregate of 1,877,201 shares of our common stock),



     - investor warrants to purchase an aggregate of 1,877,236 shares of our common stock,



     - 103,308 shares of our common stock issued upon the redemption of premium with respect to the foregoing shares of the Series C preferred stock, and



     - 834 shares of our common stock issued in lieu of the redemption of premium.



     To enable us to meet our cash needs as a result of funds still being held in escrow, on February 1, 2002, General Conference Corporation of Seventh-day Adventists, our largest stockholder and one of the investors with escrowed purchase proceeds and securities, loaned us $1,500,000. The loan is due April 9, 2002. We are required to pay interest at the annual rate of 5% (10% in the event of default). We are required to prepay the loan with any proceeds released to us from escrow. We also issued a warrant to our lender to purchase 500,000 shares of our common stock at $3.25 per share.



(3) SENIORITY OF OUR SERIES C PREFERRED STOCK



     Our Series C preferred stock is senior to any other series of our preferred stock which we hereafter designate and our common stock. Except as may be consented to by the holders of at least a majority of the then outstanding shares of our Series C preferred stock,



          (1) we may not pay any dividends or make other distributions on our common stock or any other series of the preferred stock (other than dividends on our common stock in shares),



          (2) we may not redeem any shares of our common stock or any other series of the preferred stock; and



          (3) we may not distribute to the holders of our common stock or any other series of the preferred stock any assets upon liquidation, dissolution or winding up of our company until the holders of our Series C preferred stock have received $35.00 per share (which is the stated value of a share of our Series C preferred stock) and any accumulated but unpaid premium (we shall explain how premium is defined in the second succeeding subsection).



     We may make redemptions of premium and other redemptions only if legally permissible under the Delaware General Corporation Law. Because we currently have sufficient "surplus" as that term is defined under the Delaware General Corporation Law, we should be able to make these redemptions on a current basis. As of December 31, 2001, we determined our surplus to be approximately $2,100,000. We redeemed, as of September 30, 2001 and December 31, 2001, with respect to premium accrued as of each such date because we deemed the surplus to be sufficient under Delaware law. However, continuance of operational losses in the future, as we currently anticipate, would increase our accumulated deficit. Unless the increase was offset by additional equity financings (as to which we can give you no assurance), our surplus would be reduced, possibly to a level at some point in the future that would be too low to permit a redemption of premium under Delaware law. There are actions other than equity financings which we can take to create additional "surplus" for a dividend. We are not confined to "surplus" as shown in our latest balance sheet. We are also not confined to GAAP accounting rules when making a determination whether a surplus exists. We may, for example, reevaluate the value of a patent to increase the available surplus for dividends. However, in determining whether or not a surplus exists, we are required to use fair values for both assets and liabilities.



     If we are prohibited from redeeming any premium as a result of having insufficient surplus, we are not liable to the holders of the Series C preferred stock. In such an event, the holders may pay to us an amount sufficient to fulfill our obligation to make the premium payment and we will redeem the premium in shares of our common stock. Absent such payment by the holder, the obligation to redeem would accrue until we were legally able to make the redemption.



(4) DIVIDENDS



     There will be no dividends payable on the Series C preferred stock.



(5) PREMIUM



     On the last date of each of our fiscal quarters, commencing September 30, 2001, we are required to redeem all accrued and unpaid premium as of such date. This obligation continues until no share of our Series C preferred stock is outstanding. Premium is defined by the related certificate of designation for this security to be an amount equal to the product of:



          (a) 10% (5% after June 20, 2004),



          (b) the quotient of the number of days since the last redemption of premium and 365 and



          (c) the stated value (i.e., $35.00 per share).



     We are to effect the redemption of premium by the issuance of a number of shares of our common stock to each holder of our Series C Preferred Stock equal to the quotient obtained by dividing the aggregate amount of premium then due on the shares of our Series C preferred stock held by such holder on such date by the market price on such date.



     We are to calculate the market price of our common stock as an average over a 20-trading-day period. We will determine "market price" as follows:



          (a) if our common stock is then listed on a national securities exchange or quoted on The Nasdaq Stock Market, we will use the average of the closing sale prices of our common stock as reported on the exchange or quoted for Nasdaq on each trading day during such 20-trading-day period as reported by Bloomberg Financial Services (or a comparable service) or



          (b) if our common stock is not then listed on an exchange or quoted on Nasdaq, we will use the average of the closing bid and asked prices for our common stock on the OTC Bulletin Board of the National Association of Securities Dealers, Inc. or in the pink sheets as reported by Bloomberg Financial Services (or a comparable service) or, if no such price is available, as determined by an investment banking firm we select which is reasonably acceptable to the holders of a majority of the outstanding shares of our Series C preferred stock.



     We made our first redemption as of September 30, 2001. We issued an aggregate of 108,203 shares of our common stock. Because our common stock is currently listed on the American Stock Exchange, we calculated market price on the basis of (a), as defined above. An aggregate of 53,690 shares of those shares were still held in escrow, as of January 31, 2002, because the related 160,857 shares of our Series C preferred stock were held in escrow.



     We made our second redemption as of December 31, 2001. We issued an aggregate of 121,505 shares of our common stock. An aggregate of 49,618 shares of those shares were still in escrow, as of January 31, 2002, because the related 160,857 shares of our Series C preferred stock were held in escrow.



(6) CONVERSION



     A holder may convert initially a share of our Series C preferred stock at a fixed conversion price of $3.00 per share into 11.67 shares of our common stock. On June 20, 2004, the conversion price will become the lesser of $3.00 or the market price on such anniversary date for any shares still outstanding. The market price of our common stock will be calculated for this purpose on the same basis as described in the preceding subsection for premium. If all 393,916 shares of our Series C preferred stock which were outstanding on January 31, 2002 were converted at $3.00 per share, we would issue 4,597,002 shares of our common stock. Of this amount, an aggregate of 1,877,201 shares of our common stock is attributable to the 160,857 shares of our Series C preferred stock held in escrow.



     We are required to adjust the number of shares of our common stock issuable upon conversion and the conversion price in the event of a stock dividend, a stock split, a reorganization, a recapitalization or a combination or subdivision of our common stock or a similar event. If we sell shares of our common stock (or a security convertible or exercisable into shares of our common stock) for a purchase price less than the then conversion price, the conversion price will be reduced to such purchase price.



     Upon conversion, whether optional or mandatory as described above or in the succeeding three paragraphs, a holder is entitled to all accumulated but unpaid premium to the date of conversion.



     We can compel conversion of our Series C preferred stock if conversion is required by an investment banker in an underwritten offering. To qualify for this forced conversion right the offering must provide us with net proceeds of at least $20,000,000. In addition, the offering price to the public, net of underwriting discounts and commissions, can not be less than $10.00 per share of our common stock.



     In the event that the market price of our common stock for any ten consecutive trading days is at or above $7.50, $8.50, $9.50, $10.50 and $11.50, respectively, we can compel the holders to convert not more than 20% of the then outstanding shares of our Series C preferred stock. Once we compel conversion at a trigger price, we can only compel conversion at the next higher trigger price. For us to utilize the mandatory conversion right described in this paragraph or the preceding paragraph, our common stock must still be listed on the American Stock Exchange (or the New York Stock Exchange) or quoted on Nasdaq. In addition, we must otherwise be in compliance with our obligations and authorized shares of our common stock must be available for conversion of the shares of our Series C preferred stock.



     If our common stock is suspended from trading or not listed on the American Stock Exchange which it currently is (or the New York Stock Exchange), or quoted on Nasdaq for an aggregate of ten full trading days during any nine-month period, each holder of the Series C preferred stock may, at his, her or its option, convert his, her or its shares. If the market price of our common stock is less than the then conversion price, the conversion price shall be reduced to the lower market price.



(7) REDEMPTION



     In certain default situations, as, for example:



          (a) our failure to make timely deliveries (after a grace period) of certificates for shares of our common stock following conversions of shares of our Series C preferred stock;



          (b) our default (after a grace period) in fulfilling our obligations under a registration rights agreement with the purchasers of our Series C preferred stock; or



          (c) our material breach of our agreements with such purchasers (after a grace period to cure), or if we:



             (1) sell all of our assets, or



             (2) merge where we are not the survivor, or



             (3) have 50% of its voting power owned by one person, entity or group other than our current affiliates or other than by reason of a transfer of outstanding shares,



any holder of our Series C preferred stock may demand that we redeem, for cash, his, her or its shares at a specified redemption price, plus accrued and unpaid premium. The specified redemption price will be the greater of:



          (a) $42 plus 120% of accrued and unpaid premium for each share of our Series C preferred stock or



          (b) 11.67 times (subject to adjustment for, among other things, accrued and unpaid premium) the higher of:



             (i) the highest closing price for the shares of our common stock for the days between the receipt of the investor's notice to redeem his, her or its shares of our Series C preferred stock and the day before we redeem the shares from the investor and



             (ii) the fair market value of the shares on the date on which we receive a notice of the investor's intention to redeem his, her or its shares, as determined by us and the holders of the majority of the shares of the Series C preferred stock. If we and they cannot agree, an investment banking firm mutually acceptable to the holders of the majority of the shares of our Series C preferred stock will make the determination.



     We may, at our option, redeem the shares of our Series C preferred stock at its stated value (i.e., $35.00 per share) plus accrued but unpaid premium, if the closing sales price of our common stock is less than $3.50 per share for 11 or more consecutive trading dates.

If we exercise this option, we must issue to a holder an investor warrant to purchase .875 of a share of our common stock for each share of the Series C preferred stock redeemed.



     We may also, at our option, redeem the shares of our Series C preferred stock at its stated value (i.e., $35.00 per share), plus accrued but unpaid premium, on and after June 20, 2004. Our common stock must be listed on the American Stock Exchange or the New York Stock Exchange or quoted on Nasdaq for us to redeem as provided in this paragraph or the preceding paragraph. In addition, we must otherwise be in compliance with our obligations and authorized shares of our common stock must be available for conversion of shares of our Series C preferred stock.



(8) REACQUIRED SHARES



     Shares of our Series C preferred stock which have been converted, redeemed or reacquired by us in any manner will, upon compliance by us with the provisions of the Delaware General Corporation Law, have the status of authorized and unissued shares of the preferred stock not constituting part of any series of our preferred stock. In other words, they will be in the same status as if never issued.



(9) FRACTIONAL SHARES



     No fractional shares will be issued upon either conversion of a share of our Series C preferred stock or upon redemption of premium in shares of our common stock. Instead we will disregard the fractional share and we shall round up or down to the nearest whole share the number of shares of our common stock which we issue.



(10) VOTING RIGHTS



     We have described in the subsection entitled "Seniority of our Series C Preferred Stock" under this caption "Material Changes" in this prospectus certain actions that we may not take without the consent of a majority of the holders of our Series C preferred stock. In addition, the vote or consent of a majority of the holders is required if we are to:



     - alter or change the rights, preferences or privileges of our Series C preferred stock or issue any additional shares of such series except on the same terms and conditions.



     - alter or change the rights, preferences or privileges of any previously issued shares of our capital stock as to affect adversely our Series C preferred stock.



     - create any new class or series of our capital stock having a preference over, or ranking pari passu with, our Series C preferred stock as to the distribution of assets upon liquidation, dissolution or winding up of our company.



     - increase the par value of our common stock.



     The holders of shares of our Series C preferred stock have no other voting rights except as they are otherwise granted by the Delaware General Corporation Law. This statute provides a voting right to the holders of the Series C preferred stock if the action being voted upon by the holders of our common stock would adversely affect the rights of the preferred stockholders.



     Whenever the holders of shares of the Series C preferred stock have been granted by this law the right to vote separately as a class, the vote of the holders of at least a majority of the then outstanding shares will be required for approval. However, we have agreed contractually with the holders that, if their consent is required with respect to a change affecting their security, unanimous consent is required.


(11) LIQUIDATION



     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our company, each holder of shares of our Series C preferred stock will be entitled to receive out of the assets available for distribution to stockholders an amount equal to $35.00 per share (i.e., its stated value). Each holder will also receive, as a preferential payment, a sum equal to all accrued but unpaid premium, if any. After payment in cash to the holders of the shares of the Series C preferred stock of the full preferential amounts fixed by the certificate of designation as described in this paragraph, such holders will have no right or claim to any of our remaining assets.


INVESTOR WARRANTS


     A copy of the form of investor warrant was filed as an exhibit to the registration statement of which this prospectus constitutes part I. In addition to your reading the following description of its material terms and conditions, you may wish to read this exhibit. To obtain a copy, your attention is directed to the section entitled "Incorporation of Certain Information by Reference" in this prospectus.



     The investor warrants are initially exercisable at $3.00 per share. The exercise price and the number of shares of our common stock are subject to adjustment in the event of a stock dividend, a stock split, a reorganization, a recapitalization or a combination or subdivision of our common stock or a similar event. If we, on or prior to June 19, 2004, sell shares of our common stock (or a security convertible or exercisable into shares of our common stock) for a purchase price less than the then conversion price, then we must reduce the exercise price of our investor warrant to such lower sale exercise price.



     An investor warrant may be exercised on a "cashless" basis. In a cashless exercise the holder is entitled to receive shares of our common stock having a market value equal to the net exercise value of the portion of the warrant being exercised. The holder makes no cash payment to exercise the warrant. The investor warrants specify the manner of calculating the number of shares of our common stock issuable in a "cashless" exercise.



     As a result of an agreement dated as of August 16, 2001, we and the holders of the investor warrants agreed to delete a provision in our investor warrants that would have reset the exercise price to a lower price based on the market price of our common stock at the end of each quarter during the first year the warrants were outstanding. In addition, the agreement reduced the exercise price of the investor warrants from $3.50 to $3.00 per share.


                              PLAN OF DISTRIBUTION

ELIGIBLE SHARES


     All shares of our common stock to be reoffered pursuant to this prospectus by the selling stockholders are shares:



     - issuable upon the conversions of shares of our Series C preferred stock sold to selling stockholders in a private placement which we closed on June 20, June 29 and September 28, 2001.

     - issued or issuable upon the quarterly redemptions of premium with respect to the outstanding shares of our Series C preferred stock.



     - issued to the selling stockholders who or which purchased their securities on September 28, 2001 in lieu of redemption of premium.



     - issuable pursuant to the provisions that call for compensatory payments with respect to our Series C preferred stock and our investor warrants.



     - issuable upon the exercises of common stock purchase warrants expiring June 19, 2006 (These investor warrants were initially issued in the private placement as part of units with the shares of our Series C preferred stock).



     - issuable upon the exercises of common stock purchase warrants expiring June 19, 2006 and September 27, 2006 issued to one of the selling stockholders as partial payment of a placement agent fee in the private placement.



     - issuable upon the exercises of common stock purchase warrants expiring June 19, 2006 and September 27, 2006 issued as partial payments of finder's fees in connection with the private placement.



     The term "selling stockholders" as used by us in this prospectus includes pledgees, donees, transferees or other successors in interest selling shares of our common stock received after the date of this prospectus from one or more of the selling stockholders named in the list commencing on page 34 as a pledge, gift, partnership distribution or other non-sale related transfer.



     We have registered an aggregate of 689,540 shares of our common stock based on our current estimate as to the shares to be issued upon the redemption of premium with respect to the 233,059 shares of the Series C preferred stock not held in escrow as of January 31, 2002. This estimate is for the period commencing September 30, 2001 and ending June 30, 2004. An aggregate of 126,400 shares of our common stock were issued as of September 30, 2001 and December 31, 2001 in redemption of premium and were not held in escrow as of January 31, 2002. Our estimate as to the shares to be issued in the future in redemption of premium assumes that no shares of the Series C preferred stock not held in escrow will be converted or redeemed during that period. Should we require additional shares for redemption of premium, we intend to file a new registration statement under the Securities Act of 1933 registering the additional shares then required. A similar procedure will be followed should our estimate as to the number of shares (99,505) of our common stock to be issued as compensatory payments with respect to our Series C preferred stock and our investor warrants be insufficient.



     As of the date of this prospectus, we were not registering an aggregate of 3,858,379 shares of our common stock as a result of the related securities being held in escrow. We did not give effect in the foregoing total to any shares we estimate to be issued upon the redemption of premium for quarters ending March 31, 2002 through June 30, 2004. Whenever the related securities are released from escrow to selling stockholders, we intend to file a new registration statement under the Securities Act of 1933 registering the additional shares of our common stock as to which the related securities are released from escrow. For further information as to the escrow arrangement, we direct your attention to the section entitled "New Series C Preferred Stock (2) Escrow Arrangement" under the caption "Material Changes" in this prospectus.

WARRANT SHARES


     Certain of the selling stockholders are offering pursuant to this prospectus shares of our common stock issuable when and if the investor warrants, the placement agent's warrants and the finder's warrants are exercised.



     For certain information as to the investor warrants, we direct your attention to the section entitled "Investor Warrants" under the caption "Material Changes" in this prospectus.



     We granted the three placement agent's warrants to purchase an aggregate of 444,792 shares of our common stock to Wells Fargo Van Kasper LLC in partial payment for its services as the placement agent in our sixth private placement in June and September 2001. We also paid such firm cash fees of $676,973.



     We issued one of the finder's warrants to purchase 11,670 shares of our common stock to Ladenburg Thalmann & Co. Inc. in partial payment of a finder's fee with respect to our sixth private placement in June 2001. We also paid such firm a cash finder's fee of $35,000.



     We issued a second finder's warrant to purchase 9,329 shares of our common stock to EHC Consulting in partial payment of a finder's fee with respect to our sixth private placement in June 2001. We also paid such firm a cash finder's fee of $41,970.



     We issued the third finder's warrant to purchase 2,042 shares of our common stock to APS Financial Corporation in partial payment of a finder's fee with respect to our sixth private placement in September 2001. We also paid such firm a cash finder's fee of $6,125. APS Financial Corporation is not listed as a selling stockholder because it transferred 50% of its finder's warrant to each of Lee E. Burton and American Physicians Service Group, Inc. The transferees are affiliated with the finder and are each listed as a selling stockholder in the table beginning on page 34 of this prospectus.



     We issued the fourth finder's warrant to purchase 7,294 shares of our common stock to Brada Mountain Capital Corp. in partial payment of a finder's fee with respect to our sixth private placement in September 2001. It was also entitled to a cash finder's fee of $21,125. However, at its request, we netted this amount against the purchase price for .625 of a unit.



     All of the placement agent's warrants and the finder's warrants are exercisable initially at $3.00 per share. Each expires on either June 19, 2006 or September 27, 2006. Each also provides for an adjustment to the number of shares of our common stock issuable upon exercise and the exercise price in the event of a stock dividend, a stock split and similar events as described for the investor warrants.


DISTRIBUTION METHOD


     All of the selling stockholders have advised us that they may sell, from time to time, pursuant to this prospectus, their shares of our common stock (an aggregate of 6,841,941 shares as of the date of this prospectus) on the American Stock Exchange, in the third market, in isolated transactions, or in a combination of such methods of sale. They have also advised us that their sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices with institutional or other investors. In addition, the selling stockholders may sell, when permissible, pursuant to the exemption of Rule 144 under the Securities Act of 1933. As of the date of this prospectus, none of the shares of our common stock being offered pursuant to this prospectus had met the one-year holding requirement to become eligible for sale pursuant to Rule 144 under the Securities Act of 1933. On February 15, 2002, the closing sales price as reported on the American Stock Exchange was $4.30 per share.



     The selling stockholders will act independently of each other. They may sell the shares of our common stock pursuant to this prospectus by one or more of the following methods, without limitation:



          (a) a block trade on which the broker-dealer so engaged will attempt to sell the shares of our common stock as agent, but may position and resell a portion of the block as principal to facilitate the transaction;



          (b) purchases by the broker-dealer as principal and resales by such broker-dealer for its account pursuant to this prospectus;


          (c) ordinary brokerage transactions and transactions in which the broker solicits, or acts as an intermediary for, purchasers;


          (d) face-to-face transactions between the selling stockholder and purchasers without a broker-dealer; or


          (e) in one or more underwritten offerings on a firm commitment or best efforts basis.


     In effecting sales, a broker-dealer engaged by a selling stockholder may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from the selling stockholder in amounts which will be negotiated immediately prior to sale. This compensation to a particular broker-dealer might be in excess of customary commissions for routine market transactions. Brokers or dealers and any participating brokers or dealers acting as described in this paragraph may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with these sales. Any profits realized by the selling stockholder and the compensation of such brokers or dealers may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.



     Upon our being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares of our common stock through a block trade, a special offering, an exchange distribution or a secondary distribution or a purchase by a broker or dealer, we shall file a supplement to this prospectus, if required, pursuant to Rule 424(c) under the Securities Act of 1933. In such supplement we shall disclose (a) the name of each broker-dealer, (b) the number of shares involved, (c) the price at which such shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (e) that such broker-dealer(s) did not conduct any investigation to verify the information set out in this prospectus, as supplemented, and (f) other facts material to the transaction.



     From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in, or transfer or assign, some or all of the shares of our common stock owned by them. The pledgees, secured parties or persons to whom such securities have been hypothecated shall, upon foreclosure in the event of a default, and the transferees and assignees shall, be deemed to be selling stockholders for the purpose of this prospectus. The number of shares of our common stock beneficially owned by a selling stockholder who or which so transfers, pledges or assigns will decrease as and when the selling stockholder takes such actions. The plan of distribution for the selling stockholder's shares of our common stock sold hereunder will otherwise remain unchanged by reason of a transfer, pledge or assignment. In addition, a selling stockholder may, from time to time, sell short our common stock. In such instances, this prospectus may be delivered in connection with such short sales and the shares of our common stock offered hereby may be used to cover such short sales.



     A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of our common stock in the course of hedging the positions they assume with such selling stockholder. This may occur in connection with distributions of shares of our common stock by such broker-dealers. A selling stockholder may also enter into option or other transactions with a broker-dealer that involve the delivery of shares of our common stock to the broker-dealer. The broker-dealer may then resell or otherwise transfer the shares of our common stock. A selling stockholder may also loan or pledge shares of our common stock to a broker-dealer. The broker-dealer may then sell the shares of our common stock so loaned or, upon a default, may sell or otherwise transfer the pledged shares of our common stock.



     In order to comply with the securities laws of some states, the shares of our common stock will have to be sold for a selling stockholder in those jurisdictions only through registered or licensed brokers or dealers.



     We have advised the selling stockholders of the requirement under the Securities Act of 1933 that each of them, or any broker-dealer acting for him, she or it, must deliver a copy of this prospectus in connection with any resale by such selling stockholder of shares of our common stock under this prospectus. We have furnished copies of this prospectus to the American Stock Exchange so that, only with respect to a sale made on the American Stock Exchange, the selling stockholder or its broker-dealer will not have to deliver a copy of this prospectus to the purchaser.



     We have also undertaken, if, in the future in our opinion, this prospectus no longer complies with Section 10(a)(3) of the Securities Act of 1933, to advise the selling stockholders of this opinion, to request that the selling stockholders cease use of this prospectus and to confirm our then intention to amend this registration statement in order to effect such compliance.



     The holders of a majority of the shares have the right to select an underwriter (reasonably acceptable to us) to sell for whichever selling stockholders so desire. In such event the terms of distribution as described in this subsection will be modified for those who so elect and this prospectus will be amended or supplemented. As of the date of this prospectus, we have received no such request.


MISCELLANEOUS


     We have also advised each of the selling stockholders that, if it is determined by a court at a later date that he, she or it is an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholder may be found liable for monetary damages to purchasers under Sections 11, 12(2) and 15 of the Securities Act of 1933 if there are any defects in this registration statement (i.e., material misstatements or omissions). We have also advised them that they may be found liable under Section 10(b) of the Securities Exchange Act of 1933 and Rule 10b-5 thereunder for such material misstatements or omissions, if any.



     We and the selling stockholders are obligated to take such steps as may be necessary to ensure that the offer and sale by the selling stockholders of an aggregate, as of the date of this prospectus, of 6,841,491 shares of our common stock offered by this prospectus will comply with the requirements of the federal securities laws, including Regulation M.



     In general, Rule 102 under Regulation M prohibits any selling stockholder or a broker-dealer acting for such selling stockholder from, directly or indirectly, bidding for, or purchasing, any shares of our common stock, or attempting to induce any person to bid for, or to purchase, shares of our common stock during a restricted period (as such term is defined in Rule 100) which ends when he, she or it has completed his, her or its participation in a distribution of shares in an offering made pursuant to this prospectus. Rule 102 sets forth certain exceptions for the selling stockholder, including exercising a stock option or warrant. For purposes of the Rule, exercise of an investor warrant, a placement agent's warrant or a finder's warrant would be excepted.



     We are bearing all costs relating to the registration of the shares of our common stock offered by this prospectus. Any commissions, discounts or other fees payable to broker-dealer in connection with any sale of shares of our common stock will be borne by the selling stockholder selling such shares.


                              SELLING STOCKHOLDERS


     The next following table for each selling stockholder indicates as of the date of this prospectus:



     - the name of the selling stockholder,



     - the number of shares of our common stock beneficially owned as of January 31, 2002,



     - the number of shares of our common stock to be offered pursuant to this prospectus, and



     - the number of shares of our common stock to be beneficially owned if all of the shares to be offered pursuant to this prospectus are sold.



The table also indicates the percentage of beneficial ownership before and after the proposed sales. During the past three years, none of the selling stockholders had any position, office or other material relationship with us, except as a stockholder and except that Paul Sandler, a director of our company, is affiliated with a family partnership that is a selling stockholder (PMLDSS, Ltd.).



     Each of the selling stockholders named in the next following table has advised us that he, she or it may, from time to time, offer all of the shares of our common stock shown next to his, her or its name in the column "Offered" and the shares to be received subsequent to the date of this prospectus upon the redemption of premium or as compensatory payments in the manner and at the prices described under "Plan of Distribution-Distribution Method" elsewhere in this prospectus.



     The selling stockholders are offering, by this prospectus, as of the date of this prospectus, as indicated in the next following table, an aggregate of 6,052,446 shares of our common stock, as follows:



          (1) an aggregate of 2,719,801 shares issuable upon the conversions of 233,059 shares of our Series C preferred stock not held in escrow,

          (2) an aggregate of 3,194,893 shares issuable upon the exercises of our investor warrants not held in escrow (2,719,866 shares), our placement agent's warrants (444,792 shares) and our finder's warrants (30,335 shares),



          (3) an aggregate of 126,400 shares issued upon the redemption of premium with respect to the 233,059 shares of our Series C preferred stock not held in escrow, and



          (4) 11,352 shares issued in lieu of the redemption of premium with respect to the 75,696 shares of our Series C preferred stock purchased on September 28, 2001 and not held in escrow.



     The table does not reflect the aggregate of 689,540 additional shares of our common stock which we currently estimate, as of January 31, 2002, to be issued commencing as of March 31, 2002 and on or before June 30, 2004 upon the redemption of premium with respect to the 233,059 shares of our Series C preferred stock not held in escrow. This estimate assumes no shares of our Series C preferred stock are converted, redeemed or cancelled prior thereto. The table also does not include an aggregate of 99,505 shares of our common stock which is our current estimate as to the shares which may be issued as compensatory payments to the selling stockholders with respect to their shares of our Series C preferred stock and investor warrants not held in escrow. Accordingly, the selling stockholders may be offering pursuant to this prospectus an aggregate of 789,045 shares of our common stock not shown next to their names in the table, together with the aggregate of 6,052,446 shares shown in the table, or an aggregate of 6,841,491 shares pursuant to this prospectus.



     The table does not reflect any of the shares of our common stock related to securities owned by the selling stockholders and held in escrow. For information as to the escrow arrangement, we direct your attention to the section "New Series C Preferred Stock-(2) Escrow Arrangement" under the caption "Material Changes" elsewhere in this prospectus. For information as to who owns the securities held in escrow, as of January 31, 2002, your attention is directed to the table in the section entitled "Table as to Escrowed Shares" under this caption "Selling Stockholders."



     The percentages of beneficial ownership reported in the next following table are based upon 32,161,178 shares of our common stock which were outstanding on January 31, 2002. Effect is given, where applicable, pursuant to Rule 13d-3(1)(i) under the Securities Exchange Act of 1934, to shares issuable upon the conversion of shares of our Series C preferred stock and exercises of the investor warrants, the placement agent's warrants and the finder's warrants, to the extent currently convertible or exercisable within 60 days of January 31, 2002 and without regard to the securities held in escrow even though the escrow is scheduled to end within such 60 days.

     Each of the following symbols as used in the following table shall have the meaning assigned to it as below:



Symbol                               Meaning
------                               -------
  CS            Shares of our common stock issuable upon
                conversion of our Series C preferred stock.
  IW            Shares of our common stock issuable upon exercise
                of our investor warrants
  PS            Shares of our common stock issued upon redemption
                of premium
  LP            Shares of our common stock issued in lieu of
                redemption of premium
  OW            Shares of our common stock issuable upon exercise
                of placement agent's and finder's warrants
  OS            Shares of our common stock beneficially owned by
                the selling stockholders acquired other than in
                connection with our private placement in June and
                September 2001
  TS            The total of all of the foregoing shares of our
                common stock



Where a particular symbol is not shown for the selling stockholder, he, she or it does not own shares falling in that category.



                         TABLE OF SELLING STOCKHOLDERS



                                                                                 BENEFICIAL
                                             NUMBER OF SHARES                   OWNERSHIP(1)
                               ---------------------------------------------   --------------
NAME OF                              BEFORE                          AFTER     BEFORE   AFTER
SELLING STOCKHOLDER                   SALE          OFFERED          SALE       SALE    SALE
-------------------                 ---------   ----------------   ---------   ------   -----
General Conference...........  CS     166,718       166,718                0
  Corporation of Seventh-day   IW     166,712       166,712                0
  Adventists(1)                PS       9,310         9,310                0
                               OS   6,262,129             0        6,262,129
                                    ---------       -------        ---------
                               TS   6,604,869       342,740        6,262,129    20.2%   19.1%
Omicron Partners LP(2).......  CS     414,285       414,285                0
                               IW     414,285       414,285                0
                               PS      23,131        23,131                0
                                    ---------       -------
                               TS     851,701       851,701                0     2.6%      0
Zanett Lombardier Master.....  CS     333,435       333,435                0
  Fund II, L.P(3)              TW     323,426       323,426                0
                               PS      18,618        18,618                0
                                    ---------       -------
                               TS     675,479       675,479                0     2.1%      0
Rano Mukhamadieva(4).........  IW      10,003        10,003                0     nil       0
New England Partners.........  CS     333,424       333,424                0
  Capital, L.P(5)              IW     333,424       333,424                0
                               PS       9,005         9,005                0
                               LP       1,441         1,441                0
                                    ---------       -------
                               TS     677,294       677,294                0     2.0%      0

                                                                                 BENEFICIAL
                                             NUMBER OF SHARES                   OWNERSHIP(1)
                               ---------------------------------------------   --------------
NAME OF                              BEFORE                          AFTER     BEFORE   AFTER
SELLING STOCKHOLDER                   SALE          OFFERED          SALE       SALE    SALE
-------------------                 ---------   ----------------   ---------   ------   -----
Estate of Herman
  Sandler(6).................  CS     105,030       105,030                0
                               IW     105,030       105,030                0
                               PS       2,837         2,837                0
                               LP       1,544         1,544                0
                               OS     450,000             0          450,000
                                    ---------       -------        ---------
                               TS     664,441       214,441          450,000     2.0%    1.4%
Dandelion International,.....  CS     210,621       210,621                0
  Ltd.(7)                      IW     210,615       210,615                0
                               PS      12,413        12,413                0
                               OS      87,500             0           87,500
                                    ---------       -------        ---------
                               TS     521,149       433,649           87,500     1.6%    nil
Bomoseen Investments.........  CS     210,621       210,621                0
  Ltd.(8)                      IW     210,615       210,615                0
                               PS      12,413        12,413                0
                                    ---------       -------        ---------
                               TS     433,649       433,649                0     1.3%      0
Wallington Investment........  CS     204,786       204,786                0
  Holdings Ltd.(9)             IW     204,780       204,780                0
                               PS      12,413        12,413                0
                                    ---------       -------        ---------
                               TS     421,979       421,979                0     1.3%      0
McCarthy Family Partners.....  CS      40,845        40,845                0
  2002, G.P.(10)               IW      40,845        40,845                0
                                    ---------       -------        ---------
                               TS      81,690        81,690                0     nil       0
PMLDSS Ltd.(11)..............  CS     105,030       105,030                0
                               IW     105,030       105,030                0
                               PS       2,837         2,837                0
                               LP       1,575         1,575                0
                               OS     225,318             0          225,318
                                    ---------       -------        ---------
                               TS     439,790       214,472          225,318     1.4%    nil
Brendon Devlin...............  CS     116,700       116,700                0
                               IW     116,700       116,700                0
                               PS       3,152         3,152                0
                               LP       2,860         2,860                0
                                    ---------       -------        ---------
                               TS     239,412       239,412                0     nil       0
Elliott International
  L.P.(12)...................  CS      91,691        91,691                0
                               IW      68,769        68,769                0
                               PS       5,122         5,122                0
                                    ---------       -------        ---------
                               TS     165,582       165,582                0     nil       0
Elliot Associates,
  L.P.(13)...................  CS      75,026        75,026                0
                               IW      56,265        56,265                0
                               PS       4,189         4,189                0
                                    ---------       -------        ---------
                               TS     135,480       135,480                0     nil       0
RAM Capital Resources,
  LLC(14)....................  IW      41,678        41,678                0     nil       0

                                                                                 BENEFICIAL
                                             NUMBER OF SHARES                   OWNERSHIP(1)
                               ---------------------------------------------   --------------
NAME OF                              BEFORE                          AFTER     BEFORE   AFTER
SELLING STOCKHOLDER                   SALE          OFFERED          SALE       SALE    SALE
-------------------                 ---------   ----------------   ---------   ------   -----
Timberline Opportunity.......  CS      11,670        11,670                0
  Partners, LP(15)             IW      11,670        11,670                0
                               PS         651           651                0
                               OS     165,000             0          165,000
                                    ---------       -------        ---------
                               TS     188,991        23,991          165,000     nil     nil
AWINN Ltd.(16)...............  CS      11,670        11,670                0
                               IW      11,670        11,670                0
                               PS         315           315                0
                               LP         299           299                0
                               OS     146,978             0          146,978
                                    ---------       -------        ---------
                               TS     170,932        23,954          146,978     nil     nil
The Michael S. McCord........  CS      11,670        11,670                0
  GST Trust(17)                IW      11,670        11,670                0
                               PS         315           315                0
                               LP         307           307                0
                               OS     126,003             0          126,003
                                    ---------       -------        ---------
                               TS     149,965        23,962          126,003     nil     nil
OTATO Limited................  CS      66,519        66,519                0
  Partnership(18)              IW      66,519        66,519                0
                               PS       3,714         3,714                0
                                    ---------       -------        ---------
                               TS     136,752       136,752                0     nil       0
H&B Wilson Interests.........  CS      23,340        23,340                0
  Ltd.(19)                     IW      23,340        23,340                0
                               PS         630           630                0
                               LP         620           620                0
                               OS      60,602             0           60,602
                                    ---------       -------        ---------
                               TS     108,532        47,930           60,602     nil     nil
Lee E. Burton(20)............  CS      11,670        11,670                0
                               IW      11,670        11,670                0
                               PS         315           315                0
                               LP           7             7                0
                               OW       1,021         1,021                0
                               OS      48,485             0           48,485
                                    ---------       -------        ---------
                               TS      73,168        24,683           48,485     nil     nil
Raul M. Rodelas..............  CS      35,010        35,010                0
                               IW      35,010        35,010                0
                               PS         945           945                0
                               LP         524           524                0
                                    ---------       -------        ---------
                               TS      71,489        71,489                0     nil       0
Michel A. Amsalem............  CS      35,010        35,010                0
                               IW      35,010        35,010                0
                               PS         945           945                0
                               LP         384           384                0
                                    ---------       -------        ---------
                               TS      71,349        71,349                0     nil       0

                                                                                 BENEFICIAL
                                             NUMBER OF SHARES                   OWNERSHIP(1)
                               ---------------------------------------------   --------------
NAME OF                              BEFORE                          AFTER     BEFORE   AFTER
SELLING STOCKHOLDER                   SALE          OFFERED          SALE       SALE    SALE
-------------------                 ---------   ----------------   ---------   ------   -----
Aljay L. Smith...............  CS      29,175        29,175                0
                               IW      29,175        29,175                0
                               PS         788           788                0
                               LP         724           724                0
                                    ---------       -------        ---------
                               TS      59,862        59,862                0     nil       0
Gary Blum....................  CS      29,175        29,175                0
                               IW      29,175        29,175                0     nil       0
                               PS         788           788                0
                               LP         409           409                0
                                    ---------       -------        ---------
                               TS      59,547        59,547                0
Harry S. Y. Nam(21)..........  CS      11,670        11,670                0
                               IW      11,670        11,670                0
                               PS         315           315                0
                               LP           7             7                0
                               OS      20,000             0           20,000
                                    ---------       -------        ---------
                               TS      43,662        23,662           20,000     nil       0
Dos Cunados(22)..............  CS       5,835         5,835                0
                               IW       5,835         5,835                0
                               PS         157           157                0
                               LP         150           150                0
                               OS      20,908             0           20,908
                                    ---------       -------        ---------
                               TS      32,885        11,977           20,908     nil       0
Stifel Nicolaus,.............  CS      11,670        11,670                0
  Custodian for A. Ray         IW      11,670        11,670                0
  Cercle IRA                   PS         315           315                0
                               LP         309           309                0
                                    ---------       -------        ---------
                               TS      23,964        23,964                0     nil       0
Brada Mountain Capital.......  CS       7,294         7,294                0
  Corp.(23)                    IW       7,294         7,294                0
                               PS         197           197                0
                               LP         192           192                0
                               OW       7,294         7,294                0
                                    ---------       -------        ---------
                               TS      22,271        22,271                0     nil       0
Scorpion Acquisition.........  CS      10,211        10,211                0
  LLC(24)                      IW      10,211        10,211                0
                               PS         570           570                0
                                    ---------       -------        ---------
                               TS      20,992        20,992                0     nil       0
Wells Fargo Van Kasper
  LLC(25)....................  OW     444,792       444,792                0     1.4%      0
Ladenburg Thalmann & Co.
  Inc.(26)...................  OW      11,670        11,670                0     nil       0
EHC Consulting(27)...........  OW       9,329         9,329                0     nil       0
American Physicians Service
  Group, Inc.(28)............  OW       1,021         1,021                0     nil       0

-------------------------


 (1) No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G promulgated thereunder) controls this selling stockholder. The governing board of this selling stockholder delegates investment authority over owned and trustee funds through various committees to the General Conference Investment Office, which is led by an Associate Treasurer of this selling stockholder. Day-to-day responsibility with respect to each issuer in which this selling stockholder makes an investment (including us) is delegated to one or more portfolio managers. They may vote our shares or execute investment decisions with respect to our securities, but only within the guidelines or policies authorized by the governing board or one of the governing committees. The shares of our common stock reported in the table as being beneficially owned, as of January 31, 2002, by this selling stockholder include (a) an aggregate of 6,022,129 shares acquired by this selling stockholder and its affiliate in prior private placements of our company and in open market purchases and (b) an aggregate of 240,000 shares issuable upon the exercises of two warrants expiring February 28, 2005 also acquired in a prior private placement of our company. This selling stockholder is also offering 240,000 of the shares described in (a) and all of the shares described in (b) pursuant to another registration statement of our company. This selling stockholder was subsequently issued a common stock purchase warrant to purchase 500,000 shares of our common stock. For information as to this warrant, your attention is directed to the section entitled "Series C Preferred Stock (2) Escrow Arrangement" under the caption "Material Changes" in this prospectus.



 (2)Omicron Capital, L.P., a Delaware limited partnership ("Omicron Capital"), serves as subadvisor to this selling stockholder, a Bahamas limited partnership, and Grove Management Limited ("Grove") is the general partner of this selling stockholder. By reason of such relationships, Omicron Capital may be deemed to share dispositive power over the shares of our common stock owned by this selling stockholder and Grove may be deemed to share voting and dispositive power over the shares of our common stock owned by this selling stockholder. Omicron Capital and Grove disclaim beneficial ownership of such shares of our common stock. This selling stockholder and Grove are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G promulgated thereunder) controls this selling stockholder and Grove.



 (3)Lombardier Management Limited, a Cayman Islands limited liability company ("Lombardier"), is the general partner and serves as subadvisor to this selling stockholder, a Cayman Islands limited partnership. Zanett Lombardier Limited is the limited partner of this selling stockholder ("ZL Limited"). By reason of such relationships, Lombardier may be deemed to share dispositive power over the shares of our common stock owned by this selling stockholder and ZL Limited may be deemed to share voting and dispositive power over the shares of our common stock owned by this selling stockholder. Lombardier and ZL Limited disclaim beneficial ownership of such shares of common stock. Lombardier and ZL Limited are not "affiliates" of one another, as that term is used for purposes of the Securities Exchange Act of 1934, or of any other person named in this prospectus as a selling stockholder. No person or "group" (as that term is used in Section 13(d) of the

    Securities Exchange Act of 1934 or Regulation 13D-G promulgated thereunder) controls Lombardier and ZL Limited.



 (4) The shares of our common stock reported in the table as being beneficially owned and being offered by this selling stockholder reflect an aggregate of 10,003 shares issuable upon the exercise of an investor warrant transferred to her by Zanett Lombardier Master Fund II, L.P., another selling stockholder.



 (5)NEP Capital LLP ("NEP Capital"), as the general partner of this selling stockholder, has the sole voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, NEP Capital may be deemed the beneficial owner of these shares as a result of possessing these powers. However, NEP Capital disclaims such beneficial ownership of these shares. There are five independent members of NEP Capital. Accordingly, no person or "group" (as that term is defined in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G promulgated thereunder) controls NEP Capital.



 (6)The late Mr. Sandler was an affiliate of a broker-dealer registered under the Securities Exchange Act of 1934. He purchased shares of our Series C preferred stock and investor warrants in the ordinary course of his personal business and not that of the broker-dealer. At the time of the purchase of these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute the shares reported in the table other than his registration rights under an agreement dated as of June 20, 2001 which he and all of the other investors executed with us. The shares of our common stock reported in the table as being beneficially owned, as of January 31, 2002, by this selling stockholder include (a) 300,000 shares acquired by the late Mr. Sandler upon the exercise of a common stock purchase warrant and (b) 150,000 shares issuable upon the exercise of a common stock purchase warrant expiring January 7, 2003 granted to him. The late Mr. Sandler was a brother of Paul Sandler, a director of our company.



 (7)Dany Aboukheir, as a director of this selling stockholder, has sole voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, she may be deemed the beneficial owner of these shares as a result of possessing these powers. However, she disclaims such beneficial ownership of these shares. The shares of our common stock reported in the table as being beneficially owned, as of January 31, 2002, by this selling stockholder include 87,500 shares issuable upon the exercise of a common stock purchase warrant expiring March 13, 2006. This selling stockholder is offering these 87,500 shares pursuant to another registration statement of our company. This selling stockholder was a former holder of shares of the Series B preferred stock.



 (8)Each of Robert T. Tucker and Nancy Main is a director of this selling stockholder. As such, they have shared voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, they may be deemed the beneficial owners of these shares as a result of possessing these powers. However, they disclaim such beneficial ownership of these shares. This selling stockholder was a former holder of shares of the Series B preferred stock.



 (9)Dominique Lang, as a director of this selling stockholder, has sole voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing these powers. However, he disclaims such beneficial ownership. This selling stockholder was a former holder of shares of the Series B preferred stock.



(10)Kevin McCarthy, as the general partner of this selling stockholder, has sole voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, he may be deemed a beneficial owner of these shares. This selling shareholder acquired its securities from Dandelion International, Ltd., Bomoseen Investments Ltd. and Wallington Investment Holdings Ltd., three other selling stockholders.



(11)Paul Sandler, a director of our company, is the President of the corporate general partner of this selling stockholder (which is a "family partnership"). As such, he has voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, he may be deemed a beneficial owner of the shares reported in the table. The shares of our common stock reported in the table as being beneficially owned, as of January 31, 2002, by this selling stockholder include (a) 200,000 shares owned directly by Dr. Sandler and (b) an aggregate of 25,318 shares issuable upon the exercise of stock options granted to Dr. Sandler as a director as to which the stock options are currently exercisable or exercisable within 60 days of January 31, 2002.



(12)Elliott International Capital Associates Inc. has the sole voting and investment powers with respect to securities (including ours) owned by this selling stock- holder. Paul E. Singer, as President of such entity, with the power to act on its behalf, may be deemed the beneficial owner of the shares of our common stock reported in the table for this selling stockholder as a result of possessing such powers. However, he disclaims sole beneficial ownership of these shares.



(13)Paul E. Singer is the general partner of this selling stockholder. As such, he has sole voting and investment powers with respect to the shares of our common stock reported in the table. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing such powers. However, he disclaims sole beneficial ownership of these shares.



(14)Michael E. Fein, as the President of this selling stockholder, has sole voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing such powers. However, he disclaims sole beneficial ownership of these shares. The shares of our common stock reported in the table as being beneficially owned (as of January 31, 2002) and offered by this selling stockholder reflect (a) 22,923 shares issuable upon the exercise of an investor warrant transferred to it by Elliot International L.P., another selling stockholder, and (b) 18,755 shares issuable upon the exercise of an investor warrant transferred to it by Elliot Associates, L.P., another selling stockholder.



(15)Timberline Asset Management LLC, as the general partner of this selling stockholder, has sole voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Adam Haron is the sole member of the limited liability company which is the general partner. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing such powers. The shares of our common stock reported in the table as being beneficially owned, as of January 31, 2002, by this selling stockholder include

    (a) 82,500 shares acquired in our fourth private placement in February 2000,
    (b) 40,000 shares issued upon the partial exercises of a common stock purchase warrant expiring February 28, 2005 also acquired in such private placement and (c) 42,500 shares issuable upon the exercise of the foregoing warrant. This selling stockholder is also offering the shares described in
    (a), (b) and (c) pursuant to another registration statement of our company.



(16)Peter M. Way is the principal limited partner and a 50% owner with his wife of the corporate general partner of this selling stockholder. As such, he has shared voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, he may be deemed a beneficial owner of these shares as a result of possessing such powers. The shares of our common stock reported in the table as being beneficially owned, as of January 31, 2002, by this selling stockholder include (a) 2,500 shares acquired by Mr. Way in our fourth private placement in February 2000, (b) 12,500 shares issued to him upon the exercise of a common stock purchase warrant expiring February 28, 2005 acquired in the same private placement and (c) 131,978 shares acquired by Mr. Way in our third private placement in January. This selling stockholder is also offering the shares described in (a) and (b) pursuant to another registration statement of our company.



(17)Michael S. McCord is the trustee of this selling stockholder. As such, he has sole voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, he may be deemed a beneficial owner of these shares as a result of possessing such powers. The shares of our common stock reported in the table as beneficially owned, as of January 31, 2002, by this selling stockholder include (a) 12,500 shares acquired by Mr. McCord in our fourth private placement in February 2000, (b) 12,500 shares issuable to Mr. McCord upon the exercise of a common stock purchase warrant expiring February 28, 2005 also acquired in that private placement and (c) 101,003 shares acquired by Mr. McCord in our third private placement in January 1999. Mr. McCord is offering the shares described in (a) and (b) pursuant to another registration statement of our company.



(18)OTA Grand Cayman, Inc., a Delaware corporation ("OTAGC"), is the general partner of this selling stockholder, a Grand Cayman limited partnership. By reason of such relationship, OTAGC may be deemed to share voting and dispositive power over the shares of our common stock beneficially owned by this selling stockholder. OTAGC disclaims beneficial ownership of such shares of our common stock. This selling stockholder and OTAGC are not "affiliates," as that term is used for purposes of the Securities Exchange Act of 1934, or of any other person named in this prospectus as a selling stockholder. No other person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G promulgated thereunder) controls this selling stockholder or OTAGC.



(19) Herman T. Wilson, Jr. is the general partner of this selling stockholder. As such, he has sole voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, he may be deemed a beneficial owner of these shares as a result of possessing these powers. The shares of our common stock reported in the table as being beneficially owned, as of January 31, 2002, by this selling stockholder include 60,602 shares beneficially owned by Mr. Wilson and acquired by him in our third private placement in January 1999.

(20)This selling stockholder is an affiliate of APS Financial Corporation, a broker-dealer registered under the Securities Exchange Act of 1934. He purchased his shares of our Series C Preferred Stock and investor warrants in the ordinary course of his business and not that of this broker-dealer. At the time of his purchase of these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute the shares reported in the table other than his registration rights under an agreement dated as of June 20, 2001 which he and all of the other investors executed with us. With respect to the shares underlying the finder's warrant, the broker-dealer-transferor had a commitment by us to register the underlying shares of our common stock in the same registration statement as used for the investors. The shares of our common stock reported in the table as being beneficially owned, as of January 31, 2002, by this selling stockholder include (a) 20,000 shares acquired in our fourth private placement in March 2000, (b) 20,000 shares issuable upon the exercise of a common stock purchase warrant expiring March 13, 2005 acquired in the same private placement, (c) 8,485 shares issuable upon the exercise of a common stock purchase warrant expiring March 13, 2005 issued in partial payment of a finder's fee in connection with such private placement and (d) 1,021 shares issuable upon the exercise of a finder's warrant expiring September 27, 2006 transferred to him by APS Financial Corporation, a finder in our sixth private placement in September 2001. This selling stockholder is also offering the shares described in (a), (b) and (c) pursuant to another registration statement of our company.



(21) The shares of our common stock reported in the table as being beneficially owned, as of January 31, 2002, by this selling stockholder include 20,000 shares acquired from a purchaser in our fourth private placement in February and March 2000. He is also offering the 20,000 shares pursuant to another registration statement of our company. Mr. Nam is affiliated with Hyosung Corporation which acquired in our fourth private placement in February 2000 (a) 500,000 shares of our common stock and (b) a common stock purchase warrant expiring February 28, 2005 to purchase 500,000 shares of our common stock. This selling stockholder is also offering all of the shares of the common stock described in (a) and (b) in another registration statement of our company.



(22)Ben B. McAndrew, III, as the managing partner of this selling stockholder, has sole voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, he may be deemed the beneficial owner of these shares as a result of possessing these powers. The shares of our common stock reported in the table as beneficially owned, as of January 31, 2002, by this selling stockholder include 20,908 shares acquired in our third private placement in January 1999.



(23)Michael Mrkulic, as the sole shareholder of this selling stockholder, has sole voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, he may be deemed the beneficial owner of these shares. Mr. Mrkulic is an affiliate of a broker-dealer registered under the Securities Exchange Act of 1934. He caused the selling stockholder to purchase shares of our Series C Preferred Stock and an investor warrant in the ordinary course of his business and not that of the broker-dealer. This selling stockholder was entitled to a finder's fee which we netted, at its request, against the purchase price for its .625 of a unit. At the time of the purchase of these securities, neither the selling stockholder nor Mr. Mrkulic had any agreements or understandings, directly or indirectly, with any person to distribute the shares of our common stock reported in the table other than the registration rights under an agreement dated as of June 20, 2001 which he and all of the other investors executed with us. With respect to the shares underlying the finder's warrant, he had a commitment by us to register the underlying shares of our common stock in the same registration statement as used for the investors.



(24)Each of Nuno Brandolini and Kevin McCarthy are directors of this selling stockholder. As such, they have shared voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, they may be deemed the beneficial owners of these shares as a result of possessing these powers. However, each disclaims being the sole beneficial owner of these shares.



(25)This selling stockholder is a broker-dealer registered under the Securities Exchange Act of 1934 and no person or "group" (as such term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G promulgated thereunder) controls this selling stockholder. The shares of our common stock reported in the table as being beneficially owned and as being offered by this selling stockholder reflect shares issuable upon the exercises of three placement agent's warrants which we granted to it in partial payment of this selling stockholder's services as placement agent for our sixth private placement in June and September 2001. We granted this selling stockholder the placement agent's warrants in the ordinary course of its business. At the time of the acquisition of these warrants, this selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute these underlying shares other than a commitment by us to register the underlying shares of our common stock in the same registration statement as used for the investors.



(26)This selling stockholder is a broker-dealer registered under the Securities Exchange Act of 1934 and no person or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G promulgated thereunder) controls this selling stockholder. The shares of our common stock reported in the table as being beneficially owned and as being offered by this selling stockholder reflect shares issuable upon the exercise of a finder's warrant which we granted to this selling stockholder in partial payment of a finder's fee in connection with our sixth private placement in June 2001. We granted this selling stockholder a finder's warrant in the ordinary course of its business. At the time of the acquisition of this warrant, this selling stockholder had no agreements or understandings, directly or indirectly, with any person to distribute the underlying shares other than a commitment by us to register the underlying shares of our common stock in the same registration statement as used for the investors.



(27)Edmund Chavez has sole voting and investment powers with respect to the shares of our common stock reported in the table for this selling stockholder. Accordingly, he may be deemed the beneficial owner of these shares. The shares of our common stock reported in the table as being beneficially owned and as being offered by this selling stockholder reflect shares issuable upon the exercise of a finder's warrant which we granted in partial payment of a finder's fee to this selling stockholder in connection with our sixth private placement in June 2001.



(28)The persons who share voting and/or investment control of the shares of our common stock reported in the table for this selling stockholder are its four officers

    (Kenneth S. Shifrin, Chairman and CEO; William H. Hayes, Senior Vice President; Maury Magids, Senior Vice President; and Thomas R. Solomine, Controller) and its four directors (Mr. Shifrin; Robert L. Myer; William A. Searles and Marc R. Still). Accordingly, no individual or "group" (as that term is used in Section 13(d) of the Securities Exchange Act of 1934 or Regulation 13D-G promulgated thereunder) controls this selling stockholder. This selling stockholder is an affiliate of APS Financial Corporation, a broker-dealer registered under the Securities Exchange Act of 1934. We granted this broker-dealer the finder's warrant in the ordinary course of its business. At the time of its acquisition of this warrant, neither the broker-dealer nor this selling stockholder as the former's transferee had any agreements or understandings, directly or indirectly, with any person to distribute the underlying shares reported in the table other than a commitment by us to register the underlying shares of our common stock in the same registration statement as used for the investors. The shares of our common stock reported in the table as being beneficially owned and as being offered by this selling stockholder reflect shares issuable upon the exercise of a finder's warrant which we granted in partial payment of a finder's fee to its transferor in connection with our sixth private placement in September 2001.



                          TABLE AS TO ESCROWED SHARES



     The next following table identifies all of the selling stockholders who or which, as of January 31, 2002, owned securities held in escrow and the number of shares or our common stock which would be issued to them when and if the securities were released from escrow and the holders converted the shares of our Series C preferred stock, and exercised our investor warrants, held in escrow. None of these shares are being offered pursuant to this prospectus. The following symbols as used in the next following table shall have the meaning assigned to it as below:



SYMBOL                    MEANING
------                    -------
CS      Shares of our common stock issuable upon
        conversion of our Series C preferred stock.
IW      Shares of our common stock issuable upon
        exercise of our investor warrants
PS      Shares of our common stock issued upon
        redemption of premium
LP      Shares of our common stock issued in lieu of
        redemption of premium



NAME OF
SELLING STOCKHOLDER                     CS          IW         PS      LP      TOTAL
-------------------                  ---------   ---------   -------   ---   ---------
General Conference of Seventh-day
  Adventists.......................    166,706     166,712     9,308     0     342,726
Omicron Partners LP................    414,285     414,285    23,136     0     851,706
Zanett Lombardier Master Fund II,
  LP...............................    333,424     323,426    18,618     0     675,468
Rano Mukhamadieva..................          0      10,004         0     0      10,004
Dandelion International, Ltd. .....    210,608     210,614    12,412     0     433,634
Bomoseen Investments, Ltd. ........    210,608     210,614    12,412     0     433,634

NAME OF
SELLING STOCKHOLDER                     CS          IW         PS      LP      TOTAL
-------------------                  ---------   ---------   -------   ---   ---------
Wallington Investment Holdings
  Ltd. ............................    204,773     204,779    12,412     0     421,964
McCarthy Family Partners 2002,
  G.P. ............................     40,845      40,845         0     0      81,690
Elliott International L.P. ........     91,691      68,768     5,118     0     165,577
Elliott Associates, L.P. ..........     75,015      56,265     4,189     0     135,467
RAM Capital Resources, LLC.........          0      41,678         0     0      41,678
AWINN Ltd. ........................     11,670      11,670       315   300      23,955
OTATO Limited Partnership..........     66,519      66,519     3,714     0     136,752
Michel A. Amsalem..................     35,010      35,010       946   384      71,350
Dos Cunados........................      5,835       5,835       158   150      11,980
Scorpion Acquisition LLC...........     10,212      10,212       570     0      20,994
                                     ---------   ---------   -------   ---   ---------
                                     1,877,201   1,877,236   103,308   834   3,858,579


                     INTERESTS OF NAMED EXPERTS AND COUNSEL


     The financial statements of our company appearing in our Annual Report (Form 10-K) at March 31, 2001 and for each of the three years in the period ended March 31, 2001 have been audited by Ernst & Young LLP, independent auditors, and, for the period from October 8, 1992 (inception) through March 31, 1995, by Wolinetz, Lafazan and Co., P.C., independent certified public accountants, as set forth in their respective reports thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance on such reports given upon the authority of such firms as experts in accounting and auditing.



     The validity of the shares offered hereby will be passed upon for our company by Wachtel & Masyr, LLP, 110 East 59th Street, New York, New York 10022.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     We have filed the following documents with the Securities and Exchange Commission (the "Commission"). We incorporate them in this prospectus by this reference:



          (a) our Annual Report on Form 10-K for the fiscal year ended March 31, 2001;



          (a)(1) our Form 10-K/A filed on July 30, 2001;



          (a)(2) our Form 10-K/A filed on December 17, 2001;



          (a)(3) our Form 10-K/A filed on February 8, 2002;



          (b) our Current Report filed on May 30, 2001;



          (c) our Current Report on Form 8-K filed on June 25, 2001;



          (d) our Quarterly Report on Form 10-Q for the quarter ended June 30, 2001.;



          (d)(1) our Form 10-Q/A filed on February 22, 2002;



          (e) our Current Report on Form 8-K filed on October 1, 2001;



          (f) our Quarterly Report on Form 10-Q for the quarter ended September 30, 2001;

          (f)(1) our Form 10-Q/A filed on February 22, 2002;



          (g) our Current Report on Form 8-K filed on December 26, 2001;



          (h) our Current Report on Form 8-K filed on January 16, 2001;



          (i) our Current Report on Form 8-K filed on January 23, 2002;



          (j) our Quarterly Report on Form 10-Q for the quarter ended December 31, 2001; and



          (k) the description of our common stock as contained in our Registration Statement on Form 8-A filed on April 18, 2000 under the Securities Exchange Act.



     All documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act prior to termination of the offering pursuant to this prospectus shall be deemed to be incorporated in this prospectus by reference. They shall be a part of this prospectus from the respective dates of filing of such documents.



     Any statement contained in an incorporated document or deemed to be incorporated by reference in this prospectus shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.



     We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any incorporated documents if not delivered with this prospectus. Requests for such copies should be directed to LifePoint, Inc., Attention: Michele A. Clark, Controller and Chief Accounting Officer, 1205 South Dupont Street, Ontario, CA 91761, telephone: (909) 418-3000.



     We are subject to the informational requirements of the Securities Exchange Act of 1934. In accordance with such statute and the related regulations, we file reports, proxy and information statements and other information with the Commission. You may read and copy such reports, proxy and information statements and other information filed with the Commission (including this registration statement and all of its exhibits) at the following public reference facilities of the Commission:


          450 Fifth Street, N.W.

          Judiciary Plaza


          Room 1024


          Washington, D.C. 20549


     Citicorp Center


     500 West Madison Street


     Suite 1400


     Chicago, IL 60661



     You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including our company (since May 17, 1996), that file electronically with the Commission at the following Web site address: http://www.sec.gov. Since April 19, 2000, our common stock has been listed on the American Stock Exchange LLC (the "AMEX"). Accordingly, you may read and obtain copies of our reports, proxy and information statements and other information filed after that date may be inspected and copied at the AMEX Library, 86 Trinity Place, New York, NY 10006.



     Certain information with respect to our company may also be obtained on our web site: www.LifePointInc.com. Information contained in our web site is not part of this prospectus.

------------------------------------------------
------------------------------------------------


     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. IF ANY SUCH INFORMATION OR REPRESENTATIONS IS GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY STATE OR OTHER JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                           -------------------------

------------------------------------------------
------------------------------------------------
------------------------------------------------
------------------------------------------------
                                LIFEPOINT, INC.

                                6,841,491 SHARES

                                OF COMMON STOCK
                               ($.001 PAR VALUE)
                                   OFFERED BY
                              SELLING STOCKHOLDERS
                           -------------------------

                                   PROSPECTUS

                           -------------------------


                          ---------------- ----, 2002


------------------------------------------------

------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.*


Securities and Exchange Commission fee......................  $    2,706
Accountants' fees...........................................      20,225
Legal fees and expenses.....................................     250,000
Placement agent's and finders' fees.........................     781,943
Printing and engraving expenses.............................      25,000
Miscellaneous...............................................      27,526
                                                              ----------
     Total..................................................  $1,107,400
                                                              ==========


-------------------------

* Estimated, except for the Securities and Exchange Commission fee.


ITEM 16.  EXHIBITS



     Exhibits 4(a) and 4(g) were filed with this Registration Statement as originally filed and this Amendment, respectively, by incorporation by reference as indicated in the footnotes. The unmarked exhibits were filed with this Registration Statement as originally filed. The exhibits marked with asterisks are filed with this Amendment.



 EXHIBIT
 NUMBER                              EXHIBIT
 -------                             -------
   4(a)    Certificate of Designation of the Series C Convertible
           Preferred Stock as filed in Delaware on June 20, 2001.(1)
   4(b)    Registration Rights Agreement dated as of June 20, 2001 by and among the Company and certain Investors.
   4(c)    Amendatory Agreement dated as of August 16, 2001 by and
           among the Company and certain Investors.
   4(d)    Amendatory Agreement dated as of November 21, 2001 by and
           among the Company and certain Investors.
   4(e)    Form of Common Stock purchase warrant expiring June 19, 2006 issued as part of Units with shares of Series C Preferred
           Stock.
   4(f)    Form of Common Stock purchase warrant expiring June 19, 2006 issued as a Placement Agent's Warrant.
   4(g)    Form of Common Stock purchase warrant expiring June 19, 2006 issued as a Finder's Warrant.
   4(h)    Letter Agreement dated December 19, 2001 by and among the
           Company and certain Investors extending deadline for First
           Milestone.(2)
   4(i)    Letter Agreement dated January 15, 2002 by and among the
           Company and certain Investors further extending deadline for
           First Milestone.(3)
   5(a)*   Opinion of Wachtel & Masyr, LLP.

 EXHIBIT
 NUMBER                              EXHIBIT
 -------                             -------
  23(a)*   Consent of Wachtel & Masyr, LLP is included in its opinion filed as Exhibit 5.
  23(b)*   Consent of Independent Auditors
  23(c)*   Consent of Wolinetz, Gottlieb & Lafazan, P.C.


-------------------------


1 Filed as an exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2001 and incorporated herein by this reference.



2Filed as an exhibit to the Company's Current Report on Form 8-K filed on December 26, 2001.



3Filed as an exhibit to the Company's Current Report on Form 8-K filed on January 16, 2002.


ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in this Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 to the Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, State of California, on February 21, 2002.


                                          LIFEPOINT, INC.
                                          (Registrant)

                                          By:     /s/ LINDA H. MASTERSON
                                             -----------------------------------
                                              Linda H. Masterson
                                              Chairman of the Board, President
                                              and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on February 21, 2002.



                         SIGNATURE                                          TITLE
                         ---------                                          -----

                   /s/ LINDA H. MASTERSON                      Principal Executive Officer and
         -----------------------------------------             Director
                     Linda H. Masterson

                           VACANT                              Principal Financial Officer
         -----------------------------------------

                    /s/ MICHELE A. CLARK                       Principal Accounting Officer
         -----------------------------------------
                      Michele A. Clark

                  /s/ CHARLES J. CASAMENTO                     Director
         -----------------------------------------
                    Charles J. Casamento

                     /s/ PETER S. GOLD                         Director
         -----------------------------------------
                       Peter S. Gold

                      /s/ PAUL SANDLER                         Director
         -----------------------------------------
                        Paul Sandler

                      /s/ STAN YAKATAN                         Director
         -----------------------------------------
                        Stan Yakatan

                                LIFEPOINT, INC.
                              EXHIBITS FILED WITH
                                  AMENDMENT TO
                       REGISTRATION STATEMENT ON FORM S-3

                                 EXHIBIT INDEX


                                                                       PAGE
NUMBER                            EXHIBIT                             NUMBER
------                            -------                             ------
 5      Opinion of Wachtel & Masyr, LLP.............................   E-3
23(a)   Consent of Wachtel & Masyr, LLP is included in its opinion     E-3
        filed as Exhibit 5..........................................
23(b)   Consent of Independent Auditors.............................   E-6
23(c)   Consent of Wolinetz, Lafazan and Co., P.C. .................   E-7


                                       E-2